PRELIMINARY COPY         SUBJECT TO COMPLETION      DATED DECEMBER 10, 1999

                                SCHEDULE 14A
                               (RULE 14a-101)

                 INFORMATION REQUIRED IN CONSENT STATEMENT

                          SCHEDULE 14A INFORMATION
  CONSENT REVOCATION STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
                   EXCHANGE ACT OF 1934 (AMENDMENT NO.   )


 Filed by the Registrant [X]

 Filed by a Party other than the Registrant [_]

 Check the appropriate box:

 [X] Preliminary Consent Revocation Statement      [_]   Confidential, For Use
                                                         of the Commission
                                                         Only (as permitted by
                                                         Rule 14a-6(e)(2))
 [_] Definitive Consent Revocation Statement
 [_] Definitive Additional Materials
 [_] Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12


                      SHOREWOOD PACKAGING CORPORATION
              (Name of Registrant as Specified in its Charter)

                      SHOREWOOD PACKAGING CORPORATION
                (Name of Person(s) Filing Consent Statement)


 Payment of Filing Fee (Check the appropriate box):

 [X] No fee required.

 [_] Fee computed on table below per Exchange Act Rules 14a-6(i)1 and 0-11.
      (1)  Title of each class of securities to which transaction applies:
      (2)  Aggregate number of securities to which transaction applies:
      (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11:
      (4)  Proposed maximum aggregate value of transaction:
      (5)  Total fee paid:

 [_]  Fee paid previously with preliminary materials.
 [_] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.
      (1)  Amount Previously Paid:
      (2)  Form, Schedule or Registration Statement No.:
      (3)  Filing Party:
      (4)  Date Filed:




                 [LOGO OF SHOREWOOD PACKAGING CORPORATION]

                            PRELIMINARY COPY
               SUBJECT TO COMPLETION, DATED DECEMBER 10, 1999


                        CONSENT REVOCATION STATEMENT
        BY THE BOARD OF DIRECTORS OF SHOREWOOD PACKAGING CORPORATION
               IN OPPOSITION TO THE SOLICITATION OF CONSENTS
               BY CHESAPEAKE CORPORATION AND SHEFFIELD, INC.


      This Consent Revocation Statement and the accompanying BLUE Consent Revocation Card are being furnished by the Board of Directors (the "Board of Directors" or the "Board") of Shorewood Packaging Corporation, a Delaware corporation (the "Company" or "Shorewood"), to the holders of the outstanding shares of Shorewood common stock, par value $0.01 per share (the "Common Stock"), in opposition to the solicitation by Chesapeake Corporation, a Virginia corporation ("Chesapeake"), and its wholly owned subsidiary Sheffield, Inc., a Delaware corporation ("Sheffield"), of written consents from the stockholders of Shorewood (the "Consent Solicitation").

      On December 3, 1999, Chesapeake, acting through Sheffield, commenced a consent solicitation in an effort to remove, WITHOUT CAUSE, your Company's entire Board of Directors and to replace your duly elected directors with a slate of nominees hand-picked by Chesapeake. This action by Chesapeake was taken in conjunction with the commencement by Chesapeake, through Sheffield, of an unsolicited tender offer (the "Chesapeake Offer") to purchase all of the outstanding shares of Common Stock, including the associated rights to purchase preferred stock of Shorewood (the "Rights"), issued pursuant to the Rights Agreement, dated as of June 12, 1995 (the "Rights Agreement"), between Shorewood and The Bank of New York (the Common Stock and the Rights together are referred to herein as the "Shares"), at $17.25 in cash per Share.

      Chesapeake took this action before your Board of Directors had the opportunity to review the Chesapeake Offer and the strategic alternatives available to Shorewood and to communicate to you and the other stockholders its position with respect to the Chesapeake Offer.

      A consent in favor of Chesapeake's proposals is a consent to replace your duly elected directors with Chesapeake's hand-picked nominees who would then comprise the entire board of your Company. Chesapeake's nominees would then control the Company and would be in a position to ensure that Chesapeake can acquire Shorewood at a price determined by Chesapeake. BECAUSE WE BELIEVE YOUR CURRENT BOARD OF DIRECTORS IS IN THE BEST POSITION TO EVALUATE THE STRATEGIC ALTERNATIVES AVAILABLE TO SHOREWOOD AND TO DECIDE ON THE COURSES OF ACTION THAT ARE IN THE BEST INTERESTS OF SHOREWOOD'S STOCKHOLDERS, WE ARE SEEKING THE REVOCATION OF ANY CONSENTS THAT MAY HAVE BEEN GIVEN IN RESPONSE TO CHESAPEAKE'S SOLICITATION.

      We believe that a Board of Directors composed of Chesapeake's hand-picked nominees would have substantial conflicts of interest in evaluating these matters and would only attempt to complete a transaction with Chesapeake. Your Board of Directors believes that your interests will be best served if Shorewood's current directors, acting independently of Chesapeake, evaluate the strategic alternatives available to Shorewood and decide and implement Shorewood's strategic plans. The Board of Directors is asking for your support in opposing Chesapeake's attempt to gain control of your Board of Directors so that it can be assured that Shorewood gets sold to Chesapeake.

      YOUR BOARD UNANIMOUSLY OPPOSES THE CONSENT SOLICITATION AND URGES YOU NOT TO SIGN THE WHITE CONSENT CARD SENT TO YOU BY CHESAPEAKE. WE ALSO URGE YOU IN ANY EVENT NOT TO SIGN ANY CONSENT CARD UNTIL YOU HAVE HEARD FROM YOUR BOARD OF DIRECTORS ITS POSITION WITH RESPECT TO THE CHESAPEAKE OFFER, WHICH WILL BE ANNOUNCED ON OR PRIOR TO DECEMBER 16, 1999.

      EVEN IF YOU PREVIOUSLY SIGNED AND RETURNED CHESAPEAKE'S WHITE CONSENT CARD, YOU HAVE EVERY RIGHT TO CHANGE YOUR VOTE. WE URGE YOU TO SIGN, DATE AND MAIL THE ENCLOSED BLUE CONSENT REVOCATION CARD IN THE POSTAGE-PAID ENVELOPE PROVIDED. YOUR PROMPT ACTION IS IMPORTANT. PLEASE RETURN THE BLUE CONSENT REVOCATION CARD TODAY.

      IF YOUR SHARES ARE HELD IN "STREET NAME," ONLY YOUR BROKER OR BANKER CAN VOTE YOUR SHARES. PLEASE CONTACT THE PERSON RESPONSIBLE FOR YOUR ACCOUNT AND INSTRUCT HIM OR HER TO VOTE A BLUE CONSENT REVOCATION CARD ON YOUR BEHALF TODAY.

      This Consent Revocation Statement and the enclosed BLUE Consent Revocation Card are first being mailed to stockholders on or about December __, 1999.

      If you have any questions about giving your revocation of consent or require assistance, please call Innisfree M&A Incorporated ("Innisfree"), the firm assisting Shorewood in this solicitation, at the phone numbers shown below:

                         INNISFREE M&A INCORPORATED
                       501 Madison Avenue, 20th Floor
                          New York, New York 10022
                       Call Toll-Free: (888) 750-5834
                 Banks & Brokers Call Collect: (212) 750-5833




                       REASONS YOUR BOARD OF DIRECTORS
               OPPOSES THE CHESAPEAKE CONSENT SOLICITATION

      Chesapeake is soliciting consents in favor of five separate proposals (collectively, the "Proposals"), each designed to enable Chesapeake to take control of your Board of Directors. The Proposals are set forth below. Your Board of Directors believes that the Consent Solicitation is an attempt to pressure the current Board of Directors of Shorewood to accept Chesapeake's unsolicited and highly conditional merger proposal without first having the opportunity to consider all of Shorewood's strategic alternatives and decide what courses of action are in the best interest of Shorewood and its stockholders. WE BELIEVE THAT SUCH UNDUE PRESSURE BY CHESAPEAKE IS NOT IN THE BEST INTERESTS OF SHOREWOOD'S STOCKHOLDERS.

 Chesapeake PROPOSAL 1:

      Amend Article III, Section 1 of the Amended and Restated By-laws of the Company (the "Amended By-laws") to remove the provision establishing a staggered board of directors by deleting the second, third and fourth sentences of Article III, Section 1 and inserting in lieu thereof the sentence "Directors shall be elected annually to serve for one year terms" and amend Article III, Section 2 of the Amended By-laws by deleting in the third sentence the phrase "at which directors of this class are to be elected."

 Chesapeake PROPOSAL 2:

      Remove each of the nine current members of the Board of Directors and any other person or persons who may be members of the Board at the time the Proposals become effective (other than the persons elected as a result of the adoption of Proposal 4 set forth below).

 Chesapeake PROPOSAL 3:

      Amend Article III, Section 1 of the Amended By-laws to fix the number of directors of Shorewood at three, by deleting the phrase "to consist of not less than three nor more than twelve directors, as shall be determined by resolution of the Board of Directors from time to time" and inserting in lieu thereof the phrase "to consist of three (3) directors."

 Chesapeake PROPOSAL 4:

      Elect three persons who have not yet been identified by Chesapeake (the "Nominees") as members of the Board of Directors.

 Chesapeake PROPOSAL 5:

      Repeal each amendment to the Amended By-laws (whether effected by supplement to, deletion from or revision of the Amended By-laws) adopted subsequent to November 22, 1999, and at or prior to the time the Proposals become effective (other than the amendments adopted as a result of the adoption of Proposal 1 and Proposal 3 set forth above).

      Chesapeake has imposed the following conditions on the adoption of its
 Proposals: (i) each of Proposals 3, 4 and 5 is conditioned upon the approval of Proposal 1 and (ii) Proposal 2 is conditioned upon the approval of Proposal 1 and at least one of the Nominees listed in Proposal 4 being elected as a member of the Board of Directors. Chesapeake has stated that none of Proposals 3, 4 and 5 is conditioned upon the approval of any of the other Proposals 3, 4 and 5.

      Chesapeake commenced the Chesapeake Offer on December 3, 1999. Your Board of Directors, with the assistance of its legal and financial advisors, is currently reviewing the Chesapeake Offer and Shorewood's strategic alternatives. Shorewood stockholders should be assured that the Board of Directors is acutely aware of its fiduciary duties and intends to, and will, act in a manner consistent with such duties and in the best interests of Shorewood and its stockholders. In accordance with applicable provisions of the federal securities laws, the Board of Directors will take a position with respect to the Chesapeake Offer on or before December 16, 1999, and will inform stockholders as to its position and its reasons therefor. We urge you not to sign any Consent Card until your Board announces its position with respect to the Chesapeake Offer.

      All of the Proposals, taken together, are designed to enable Chesapeake to take control of Shorewood's Board and expedite the prompt consummation of Chesapeake's proposed acquisition of Shorewood without having to negotiate with the current Board. Proposal 5 is designed to nullify unspecified By-laws which may be adopted by your Board in its efforts to act in, and protect, the interests of, Shorewood's stockholders. As of the date of this Consent Revocation Statement, Shorewood has not adopted any amendments to the Amended By-laws subsequent to November 22, 1999.

      Chesapeake's acknowledged purpose in pursuing the Consent Solicitation is to replace Shorewood's duly elected Board of Directors with Chesapeake's own hand-picked nominees. Chesapeake also acknowledges that it expects that the Chesapeake nominees, if elected, would cause Shorewood to be acquired by Chesapeake. While the Board recognizes that the Chesapeake nominees, if elected, would have certain fiduciary obligations under Delaware law to Shorewood and its stockholders, the Board expects that the Chesapeake nominees act in furtherance of the interests of Chesapeake.
 In particular, if Chesapeake's nominees are elected as your directors, conflicts of interests are inevitable and would surely be detrimental to the interests of Shorewood and its stockholders.

      We believe your duly elected Board of Directors, not Chesapeake's proposed slate of hand-picked nominees, is in the best position to evaluate Shorewood's strategic alternatives, decide on the courses of action that are in the best interests of Shorewood's stockholders and to implement those decisions.

      For the foregoing reasons, your Board of Directors believes that the interests of Shorewood stockholders are best served if Shorewood's current directors, acting independently of Chesapeake, continue to manage Shorewood and are in a position to implement such plans determined to be in the best interests of Shorewood's stockholders.

      THE BOARD OF DIRECTORS UNANIMOUSLY OPPOSES THE CHESAPEAKE CONSENT SOLICITATION AND URGES YOU NOT TO SIGN THE WHITE CONSENT CARD SENT TO YOU BY CHESAPEAKE.

      EVEN IF YOU PREVIOUSLY SIGNED AND RETURNED CHESAPEAKE'S WHITE CONSENT CARD, YOU CAN CHANGE YOUR MIND AND REVOKE YOUR CONSENT. WE URGE YOU TO SIGN, DATE AND MAIL THE ENCLOSED BLUE CONSENT REVOCATION CARD IN THE POSTAGE-PAID ENVELOPE PROVIDED.

      IF YOUR SHARES ARE HELD IN "STREET NAME," ONLY YOUR BROKER OR BANKER CAN VOTE YOUR SHARES. PLEASE CONTACT THE PERSON RESPONSIBLE FOR YOUR ACCOUNT AND INSTRUCT HIM OR HER TO VOTE A BLUE CONSENT REVOCATION CARD ON YOUR BEHALF TODAY.

      If you have any questions, please call Innisfree toll-free at (888) 750-5834. Banks and brokers should call collect at (212) 750-5833.

                             BACKGROUND

      Beginning in February 1999, Shorewood began accumulating shares of Chesapeake's common stock solely for investment purposes. The investment was motivated by Shorewood's view that Chesapeake's stock was undervalued at the time.

      On June 4, 1999, Mr. Shore met in New York City with Thomas H. Johnson, President and Chief Executive Officer of Chesapeake, and two other Chesapeake officials. At this meeting, Mr. Shore advised Mr. Johnson that Shorewood had purchased shares of Chesapeake for investment purposes only.

      Acquisitions of Chesapeake stock continued until July 16, 1999, at which time Shorewood held 809,000 shares of Chesapeake, with a value of $26,201,646. This represents approximately 4.6% of Chesapeake's outstanding voting securities.

      Mr. Shore met again with Mr. Johnson in New York City on August 17, 1999. Once again, Mr. Shore advised Mr. Johnson that Shorewood's purchase of Chesapeake's stock was only for investment purposes.

      Despite the fact that Chesapeake had announced its intention to do a stock buyback, Chesapeake's stock price did not rise as expected by Shorewood and began to decline, falling from $37 3/8 per share around the end of June to approximately $30 per share by the end of July. While Chesapeake's stock reached a price of $35 per share in early September, the stock price again declined in September and October, falling to $27 1/2 per share by late October.

      By the latter half of October 1999, Shorewood began to reassess its position respecting Shorewood's holdings of Chesapeake's stock. Shorewood believed that Chesapeake's stock was not likely to turn around because it did not believe that the investment community properly understood the company. Accordingly, Shorewood commenced consideration of a possible negotiated acquisition of Chesapeake.

      At a meeting of Shorewood's Board of Directors on October 26, 1999, the Board authorized Shorewood to make an offer to negotiate the acquisition of all of Chesapeake's issued and outstanding common stock for $40 per share.

      On October 26, 1999, Mr. Shore called Mr. Johnson to inform him that a letter would be forthcoming that would contain a proposal by Shorewood to acquire Chesapeake (the "Shorewood Proposal"). During the telephone call, Mr. Johnson, without inquiring as to any of the terms (including price) of the Shorewood Proposal, informed Mr. Shore that Chesapeake was not for sale. Mr. Johnson did, however, acknowledge his responsibility to bring the Shorewood Proposal before the Chesapeake Board of Directors. Later that day, the following letter was sent by Mr. Shore to Mr. Johnson:

 October 26, 1999

 STRICTLY CONFIDENTIAL

 The Board of Directors
 Chesapeake Corporation
 1021 East Cary Street
 Richmond, VA 23218

 ATTENTION: Mr. Thomas H. Johnson, Chief Executive Officer

 Dear Tom:

 As you know, you and I have had a number of discussions regarding various business arrangements between Shorewood and Chesapeake. I believe it is in both of our companies' and their respective stockholders' best interest to move these discussions forward. The purpose of this letter is to propose that Shorewood acquire Chesapeake at a substantial premium to your current market value. Shorewood's Board of Directors met today and has authorized transmittal of this proposal to you and your Board.

 Tom, I believe our proposal is a compelling one and would be very exciting for Chesapeake's stockholders, employees, management and customers. We are in a position to make a proposal to acquire Chesapeake at $40 per share in cash which represents a 41% premium to yesterday's closing price and a 38% premium to the 20-day average closing price. This proposal reflects the input of our senior management team, many of whom were part of the Shorewood due diligence team that reviewed our potential acquisition of Field, and it also reflects a thorough review of all publicly available information.

 We have met with our financial advisors and financing sources and believe that financing does not present an issue in this transaction. It would be our expectation that the Board of Directors of Chesapeake would meet to review this letter as soon as possible and authorize exclusive discussions with us. At such time we would be prepared to discuss our financing plan for the transaction with you (and would anticipate that our ultimate agreement to acquire Chesapeake would not be subject to any type of financing condition). Further, we do not believe that any significant obstacles such as anti-trust or other conditions exist.

 We are sensitive to the inherent difficulties faced by you in negotiating this type of transaction in a public forum and are prepared to negotiate confidentiality with you provided that you are prepared to begin these negotiations in an exclusive and expedient fashion intended to result in a transaction with Shorewood.

 We feel that our proposal represents a significant immediate cash premium to Chesapeake stockholders and represents a price that we believe your Board and stockholders should enthusiastically support. We urge you and your fellow directors to give serious consideration to the merits of this transaction and reiterate our willingness to work with you in an expedient and confidential manner intended to serve the interests of the stockholders of Chesapeake Corporation.

 I look forward to your response to this proposal and look forward to working with all of you in achieving this major event for both of our companies and their respective stockholders.

 Sincerely,

 SHOREWOOD PACKAGING CORPORATION

 /s/ Marc P. Shore

 Marc P. Shore
 Chairman of the Board


      On October 29, 1999, Mr. Johnson delivered the following letter to Mr. Shore by facsimile:

 October 29, 1999

 Strictly Confidential

 Mr. Marc P. Shore
 Chairman of the Board & Chief Executive Officer
 Shorewood Packaging Corporation
 277 Park Avenue
 New York, New York 10172

 Dear Marc:

      I have received your letter of October 26, 1999.

      As you know, Chesapeake is not for sale. We are in the process of executing our strategy of building a global specialty packaging and merchandising company, which we believe is in the best interests of Chesapeake and its stockholders.

      However, our Board of Directors, consistent with its fiduciary duties, will consider carefully your letter. Completion of the appropriate analysis to give due consideration to your letter and enable our Board to become fully informed will require some time. I will respond to your letter no later than one week from today, or Friday, November 5, 1999.

                                    Sincerely,

                                    /s/ Thomas H. Johnson

                                    Thomas H. Johnson
                                    President & Chief Executive Officer


      On November 4, 1999, Mr. Johnson called Mr. Shore to suggest a meeting. At the meeting, on November 10, 1999, Mr. Johnson (i) advised Mr. Shore that Chesapeake was not for sale and that the Chesapeake Board had unanimously determined that the Shorewood Proposal was inadequate and not in the best interests of Chesapeake and its stockholders, (ii) expressed a willingness to consider acquiring Shorewood at a price of $16.50 per share in cash and (iii) suggested that, given that Chesapeake was a Virginia corporation, Chesapeake would be a difficult target to be acquired on an unsolicited basis. Mr. Shore stated that Shorewood was not for sale, but that he would communicate the offer to the Shorewood Board.

      Later on November 10, 1999, Mr. Johnson delivered the following letter to Mr. Shore:

                             November 10, 1999

 Strictly Confidential

 Mr. Marc P. Shore
 Chairman of the Board & Chief Executive Officer
 Shorewood Packaging Corporation
 277 Park Avenue
 New York, New York 10172

 Dear Marc:

      This letter follows our meeting today to discuss your letter, dated October 26, 1999, in which you suggest a combination between Shorewood Packaging Corporation and Chesapeake Corporation. Our Board of Directors, in consultation with our management, legal, and financial advisors, has reviewed thoroughly your expression of interest and related relevant considerations.

      As I advised you today, our Board of Directors, after careful review, has unanimously determined that the acquisition of Chesapeake by Shorewood, as set forth in your letter, is not in the best interests of Chesapeake and its stockholders and has charged me with firmly and unambiguously rejecting your proposal. Our Board of Directors' firm conviction is that the interests of Chesapeake and its stockholders are best served by continuing to pursue vigorously our current strategic plan as an independent company.

      While we believe that your proposal is not in the best interests of our stockholders, our analysis suggests that a combination of our businesses through an acquisition of Shorewood by Chesapeake would be in the best interests of our respective stockholders, employees, and customers. Towards that end, Chesapeake's Board of Directors has unanimously authorized me to propose that Chesapeake acquire Shorewood at $16.50 in cash per share, representing nearly a 40% premium over Shorewood's closing price yesterday. The transaction we propose can be effected by Chesapeake immediately with its cash on hand and committed credit facilities, and is, therefore, not subject to a financing condition.

      Chesapeake has been evaluating a possible acquisition of Shorewood since early 1998, as part of our ongoing strategy of building a global specialty packaging and merchandising company. We believe that the combination of Chesapeake and Shorewood would create one of the world's premier specialty packaging and merchandising companies, enhancing Chesapeake's position as a leader in this segment and benefitting our customers through one-stop-shopping for complementary products.

      We are prepared to commence immediately good faith negotiations on an exclusive basis with the objective of entering into a definitive merger agreement consistent with our proposal. To date, your letter to us has been kept confidential, and we have reciprocally made our proposal to you on a confidential basis. Should you choose to pursue this matter in the public forum, be assured that we are prepared to pursue aggressively our own objectives.

      We appreciate the obligation of your Board of Directors, which you acknowledged today, to meet and consider our proposal from the standpoint of the best interests of all of your stockholders. Of course, we were disappointed that you stated today that such a meeting would be a very short one. Nevertheless, we hope that your Board will give our proposal serious consideration.

      I look forward to your prompt response.

                                    Sincerely,

                                    /s/ Thomas H. Johnson

                                    Thomas H. Johnson
                                    President & Chief Executive Officer


      On November 18, 1999, Mr. Shore delivered the following letter to Mr. Johnson by facsimile:

                             November 18, 1999

 Mr. Thomas H. Johnson
 President & Chief Executive Officer
 Chesapeake Corporation
 James Center II
 1021 East Cary Street
 Box 2350
 Richmond, VA 23218

 Dear Tom:

      This is in response to the proposal you made at our meeting on November 10, 1999 and in the letter you delivered to me late the same day.

      Our Board of Directors has given due consideration to your proposal and concluded that it is inconsistent with Shorewood's clear and successfully implemented strategic direction and not in the best interests of Shorewood's stockholders. After consulting with our legal and financial advisors, our Board has determined that our stockholders will benefit most if Shorewood continues to position itself as the premier supplier of high end folding cartons to a multinational customer base. Accordingly, I have been authorized to inform you that the Shorewood Board of Directors has unanimously and unequivocally rejected your proposal that we enter into negotiations for the acquisition of Shorewood by Chesapeake.

      Nevertheless, we continue to believe that an acquisition of Chesapeake by Shorewood, at a fair price and a significant premium to Chesapeake's current market value would be a step in the best interests of Chesapeake's stockholders, management, employees and customers. Moreover, we believe that the price of $40 per share, which we have proposed, would be embraced by Chesapeake's stockholders. That price would enable Chesapeake's stockholders to realize a valuation nearly equivalent to their company's all time market high and more than 30% above its current market value.

      Tom, we want to enter into an amicable, albeit arm's length, negotiated transaction with your company. Toward that end, we again propose that your Board authorize you to enter into negotiations with us, so that your stockholders may decide whether the proposal we have made is fair, reasonable and in their best interests. We believe, without having had an opportunity to do any due diligence other than with respect to publicly available documents, that $40 fully values Chesapeake's stock. I trust you will reconsider your position and respond so that we may further our mutual interests.

      Alternatively, we are willing to let Chesapeake's stockholders decide if our proposal is acceptable to them, whether or not your Board endorses the proposal. Therefore, if you and your Board are unwilling to enter into negotiations with us, we request that you remove the existing legal impediments to a Shorewood tender offer so that your stockholders may decide for themselves where their best interests lie.

      As you know, Shorewood has a shareholding in Chesapeake which, based on your most recent published information, is almost 5% of Chesapeake's outstanding common stock. If you make continued progress in your share repurchase program, Shorewood will become a 5% stockholder in your company, even if it does not increase its position. In any event, we believe it appropriate that Chesapeake's stockholders be made aware of the opportunity that Shorewood is seeking to provide and that they, as well as Shorewood's stockholders, be informed of your response to our proposal. To accomplish that, we are issuing the enclosed press release simultaneously with the delivery of this letter.

                                    Cordially,

                                    /s/ Marc P. Shore

                                    Marc P. Shore
                                    Chairman and Chief Executive Officer


      Also on November 18, 1999, Shorewood issued the following press release:

                                    CONTACTS:
                                    Shorewood Packaging
                                    Howard Liebman
                                    President & Chief Financial Officer
                                    (212) 371-1500

 FOR IMMEDIATE RELEASE

                                    Morgan-Walke Associates
                                    Investors: Robert P. Jones/Stephanie
                                    Prince
                                    Media: Jennifer Kirksey
                                    (212) 850-5600


                 SHOREWOOD PACKAGING CORPORATION PROPOSAL
                         TO CHESAPEAKE CORPORATION

      NEW YORK, NY, November 18, 1999 - Shorewood Packaging Corporation (NYSE:SWD) announced that Chesapeake Corporation's (NYSE:CSK) Board of Directors has rejected a proposal by Shorewood to enter into negotiations for the acquisition of Chesapeake with cash consideration of $40 per share, a premium of 41% over the market price when the proposal was made, 33% over yesterday's closing price and a valuation nearly equivalent to Chesapeake's all time market high, reached in July 1998, well before it announced its current stock buy-back program.

      Shorewood stated that its proposal had been made to Chesapeake's Board of Directors on October 26, 1999 and rejected by Chesapeake on November 10, 1999. Chesapeake's rejection included a counterproposal that Chesapeake acquire Shorewood for cash consideration of $16.50 a share, a price well below Shorewood's trailing 12 month closing high.

      Shorewood's Board of Directors has rejected the counterproposal as being inconsistent with the company's strategic plan to position itself as the premier supplier of high end folding cartons to a multinational customer base, as well as failing to recognize Shorewood's value and the benefits that would be provided to Chesapeake's customers, employees and stockholders if Shorewood were to acquire Chesapeake.

      Shorewood owned 809,000 Chesapeake shares or 4.62% of Chesapeake as of October 29, 1999, the date of Chesapeake's most recent 10-Q. Shorewood noted that Chesapeake's anti-takeover provisions have the practical effect of disenfranchising Chesapeake's stockholders. For example, Chesapeake's "dead hand poison pill" makes it difficult for Shorewood to present its proposal to Chesapeake's stockholders without the prior approval of Chesapeake's Board of Directors. Accordingly, Shorewood stated, although it is not currently contemplating a tender offer to Chesapeake's stockholders without the prior approval of Chesapeake's Board of Directors, it has requested Chesapeake's Board to redeem the "poison pill". If the "poison pill" and other protective provisions were removed, Shorewood would move promptly to bring its proposal directly to Chesapeake's stockholders. Additionally, together with its financial and legal advisors, Shorewood is considering other alternatives that would enable Chesapeake's stockholders to decide whether $40 a share is a fair price.

      Shorewood Packaging Corporation is a leading value-added provider of high quality printing and paperboard packaging for the computer software, cosmetics and toiletries, food, home video, music, tobacco and general consumer markets in North America and China, with 16 plants in the United States, Canada and China.

      Certain statements included in this press release constitute "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are typically identified by their inclusions of phrases such as "the Company anticipates," "the Company believes" and other phrases of similar meaning. Such forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause the actual results, performance or achievements of the Company to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. Such factors include, among others: general economic and business conditions; competition; political changes in international markets; raw material and other operating costs; costs of capital equipment; changes in foreign currency exchange rates; changes in business strategy or expansion plans; the results of continuing environmental compliance testing and monitoring; quality of management; availability, terms and development of capital; fluctuating interest rates and other factors referenced in this release and in the Company's annual report on Form 10-K and quarterly reports on Form 10-Q.


      Also on November 18, 1999, Chesapeake issued the following press release:

 FOR IMMEDIATE RELEASE

      Chesapeake Confirms Proposal to Acquire Shorewood for $16.50 Per Share in Cash

 RICHMOND, Va., Nov. 18/PRNewswire/ - Chesapeake Corporation (NYSE: CSK - news) today confirmed that it made a proposal to acquire Shorewood Packaging Corporation (NYSE: SWD - news) for $16.50 in cash per share, or in the aggregate, approximately $480 million in equity plus approximately $260 million in debt. This represents nearly a 40% premium over Shorewood's closing price on November 9, 1999, the day prior to Chesapeake's proposal. The transaction can be effected by Chesapeake immediately with its cash on hand and committed credit facilities, and is not subject to a financing condition.

 Chesapeake noted that the company is prepared to commence immediate good faith negotiations on an exclusive basis with the objective of entering into a definitive merger agreement consistent with its proposal.

 Thomas H. Johnson, president and chief executive officer of Chesapeake, said, "Chesapeake has been evaluating a possible acquisition of Shorewood since early 1998, as part of our ongoing strategy of building a global specialty packaging and merchandising company. We believe Chesapeake's acquisition of Shorewood would create, under Chesapeake's leadership, one of the world's premier specialty packaging and merchandising companies, enhancing Chesapeake's position as a leader in this segment and benefitting customers through one-stop shopping for complementary products.

 "We at Chesapeake are continuing to pursue our strategic plan of redeploying our capital into appropriate acquisitions to further our growth and enhance stockholder value. We are currently in discussions with several other attractive acquisition candidates," Mr. Johnson continued.

 "We believe that Shorewood's decision to make public its unsolicited proposal is the latest in a series of ill-conceived actions by Shorewood following Shorewood's unsuccessful attempt to acquire Field Group plc, which Chesapeake acquired in March 1999," concluded Mr. Johnson.

 Chesapeake noted that its board of directors, in consultation with its financial advisors, Goldman, Sachs & Co. and Donaldson Lufkin & Jenrette, and legal advisor, Hunton & Williams, carefully considered Shorewood's unsolicited proposal and unanimously concluded that the proposal is inadequate and not in the best interests of Chesapeake's stockholders.

 Chesapeake also noted that it has referred Shorewood's heretofore-undisclosed accumulation of Chesapeake stock to the Federal Trade Commission, requesting an investigation as to whether Shorewood has violated the Hart-Scott-Rodino Antitrust Improvement Act.

 Chesapeake Corporation, headquartered in Richmond, Va., is primarily engaged in the manufacturing and sale of specialty packaging and point-of-purchase displays. Chesapeake has over 40 locations in North America, Europe and Asia. Chesapeake's net sales in 1998 were $950.4 million. Chesapeake's website is http://www.cskcorp.com.

 This news release, including comments by Thomas H. Johnson, contains forward-looking statements that are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. The accuracy of such statements is subject to a number of risks, uncertainties, and assumptions that may cause Chesapeake's actual results to differ materially from those expressed in the forward-looking statements including, but not limited to: competitive products and pricing; production costs, particularly for raw materials such as corrugated box and display materials; fluctuations in demand; government policies and regulations affecting the environment; interest rates; currency translation movements; Year 2000 compliance issues; and other risks that are detailed from time to time in reports filed by the Company with the Securities and Exchange Commission.


      On November 22, 1999, Chesapeake issued the following press release which contained the full text of a letter which was sent on such date by Mr. Johnson to each member of Shorewood's Board of Directors:

 FOR IMMEDIATE RELEASE

              CHESAPEAKE SENDS LETTER TO SHOREWOOD DIRECTORS
          Indicates Willingness to Negotiate Price and Structure

 (Richmond, VA - November 22, 1999) Thomas H. Johnson, President and CEO of Chesapeake Corporation (NYSE:CSK), today sent the following letter to each of the directors of Shorewood Packaging Corporation (NYSE:SWD) regarding Chesapeake's proposal to acquire Shorewood for $16.50 per share in cash:

                             November 22, 1999

 The Board of Directors
 Shorewood Packaging Corporation
 277 Park Avenue
 New York NY 10172

 Ladies and Gentlemen:

 We were disappointed to learn of your rejection of our fully-financed proposal to acquire Shorewood at $16.50 per share, representing a substantial premium to your current market price. We continue to believe that a combination of our businesses under Chesapeake's leadership would be in the best interests of our respective stockholders, employees and customers.

 Your President, Mr. Liebman, was quoted in The Wall Street Journal as saying that you are prepared to consider an offer at the "right price." While we believe that our $16.50 proposal represents a full valuation, we wish to reiterate that we are prepared to commence immediate good faith negotiations regarding our proposal. Our offer is based on publicly available information, and we remain open to the possibility that we may be able to increase our offer with appropriate due diligence and access to your business plan. We also stand ready to discuss alternatives to an all-cash structure that may offer a tax- advantaged alternative for your stockholders.

 Given the importance to your stockholders of our continued interest and our willingness to negotiate price and structure, we are issuing a press release today concerning the subject of this letter.

 We look forward to your prompt response, and to commencing good faith negotiations regarding our proposal.

                                    Sincerely,

                                    /s/ Thomas H. Johnson
                                    Thomas H. Johnson

 Johnson commented that he hoped Shorewood's Board, upon receiving the letter, would realize the promising opportunities that could be created through a combination of the companies under Chesapeake's leadership. "Under our proposal, the combined company would have a strong balance sheet with financial and management capabilities to compete and grow globally. Chesapeake has a proven track record as a global consolidator with successful integration of acquired businesses."

 Johnson continued, "Chesapeake Corporations's international strength is important, because we believe that global consolidation to offer multinational customers one-stop business solutions will drive our business in the next century. Chesapeake has an experienced international management team in place to operate a global packaging and merchandising company."

 Johnson also cited Chesapeake's multiple leadership positions in specialty packaging and merchandising. "Chesapeake is the largest North American producer of temporary and permanent point-of-purchase displays, the North American leader for colorful, litho-laminated packaging, a leading European folding carton, leaflet and label supplier, and a local leader in specific U.S. markets for customized, corrugated packaging. Our net sales for 1998 were $950.4 million and our net sales for 1999's first three quarters, ending September 30, are $916.8 million. We are clearly in a strong position to make the combination of our two businesses successful."

 Chesapeake Corporation, headquartered in Richmond, Va., is primarily engaged in the manufacturing and sale of a specialty packaging and point-of-purchase displays. Chesapeake has over 40 locations in North America, Europe and Asia. Chesapeake's net sales in 1998 were $950.4 million. Chesapeake's website is www.cskcorp.com.

                                    ###

 This news release, including comments by Thomas H. Johnson, contains forward-looking statements that are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. The accuracy of such statements is subject to a number of risks, uncertainties, and assumptions that may cause Chesapeake's actual results to differ materially from those expressed in the forward-looking statements including, but not limited to: competitive products and pricing; production costs, particularly for raw materials such as corrugated box and display materials; fluctuations in demand; government policies and regulations affecting the environment; interest rates; currency translation movements; Year 2000 compliance issues; and other risks that are detailed from time to time in reports filed by the Company with the Securities and Exchange Commission.

      For media relations, call:             For investor relations, call

      Molly Remes                             William Tolley/Joel Mostrom
      804-697-1110                            804-697-1157/804-697-1147

                        Joele Frank or Andy Brimmer
                         Abernathy MacGregor Frank
                                212-371-5999


      On November 29, 1999, Shorewood issued the following press release:

             SHOREWOOD PACKAGING CORPORATION ISSUES STATEMENT

 NEW YORK, Nov. 29 /PRNewswire/ - Shorewood Packaging Corporation (NYSE: SWD
 - news) remains committed to its $40 per share cash proposal to acquire Chesapeake. Given the unwillingness of Chesapeake's management and Board of Directors to consider Shorewood's proposal, Shorewood is continuing to explore options to enable Chesapeake's stockholders to consider the Shorewood proposal. Shorewood's proposal of $40 per share is significantly above the consensus one year price target for Chesapeake and also represents a 52-week high for the company.

 Shorewood reiterated that it is not for sale and believes Chesapeake's actions to date are solely in response to the Shorewood premium cash proposal. Shorewood also believes that Chesapeake's actions reflect a reckless disregard for the best interests of their stockholders and do not reflect a careful evaluation of Shorewood or its business. Shorewood noted that it views Chesapeake's proposal to acquire Shorewood for $16.50 per share as grossly inadequate. That price is considerably below Shorewood's 52-week high and vastly below analysts' one-year price target for Shorewood, which range as high as $25 per share.

 Finally, Shorewood noted that an institutional investor has agreed to sell 14.9% of Shorewood to Chesapeake for $17.25 per share. In a call to Shorewood, that investor informed Shorewood that its required regulatory filing will disclose that the institution, which invested in Shorewood at a low-cost basis, retains 100% of the upside with respect to those shares in the event of a sale to Chesapeake at a higher price. Given the terms of this arrangement, Shorewood does not believe the price to be paid by Chesapeake reflects fair value for Shorewood, and believes its own $40 per share offer for Chesapeake to represent superior value.

 Shorewood Packaging Corporation is a leading value-added provider of high quality printing and paperboard packaging for the computer software, cosmetics and toiletries, food, home video, music, tobacco and general consumer markets in North America and China, with 16 plants in the United States, Canada and China.

 Certain statements included in this press release constitute "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are typically identified by their inclusion of phrases such as "the Company anticipates," "the Company believes" and other phrases of similar meaning. Such forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause the actual results, performance or achievements of the Company to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. Such factors include, among others: general economic and business conditions; competition; political changes in international markets; raw material and other operating costs; costs of capital equipment; changes in foreign currency exchange rates; changes in business strategy or expansion plans; the results of continuing environmental compliance testing and monitoring; quality of management; availability, terms and development of capital; fluctuating interest rates and other factors referenced in this release and in the Company's annual report on Form 10-K and quarterly reports on Form 10-Q.


      Also on November 29, 1999, Chesapeake issued the following press release:

 FOR IMMEDIATE RELEASE

             CHESAPEAKE CORPORATION AGREES TO ACQUIRE 14.9% OF
                         SHOREWOOD PACKAGING SHARES

 (Richmond, VA - November 29, 1999) Chesapeake Corporation (NYSE:CSK) today announced that it has agreed to purchase approximately 4.1 million shares, or 14.9%, of Shorewood Packaging Corporation's (NYSE:SWD) outstanding common stock from an institutional investor at a price of $17.25 per share.

 Chesapeake previously announced that it has made a fully financed proposal to Shorewood's directors to purchase Shorewood's shares at $16.50 per share, nearly a 40% premium over Shorewood's closing price on November 9, 1999, the day before Chesapeake's proposal was presented to Shorewood.

 Thomas H. Johnson, president and chief executive officer of Chesapeake, said, "We are pleased with this agreement, which validates our view that Chesapeake's acquisition of Shorewood makes great sense for Shorewood's stockholders. We believe Chesapeake's acquisition of Shorewood would create, under Chesapeake's leadership, one of the world's premier specialty packaging and merchandising companies, enhancing Chesapeake's position as a leader in this segment and benefitting customers through one-stop shopping for complementary products.

 "Chesapeake has a strong balance sheet with the management and financial capabilities to compete and grow globally. Chesapeake also has a proven track record as a global consolidator with successful integration of acquired businesses. We renew our offer to Shorewood's directors to meet and negotiate the terms of an acquisition of Shorewood by Chesapeake."

 Closing of the purchase of the Shorewood shares is subject to completion of review of the transaction under the Hart-Scott-Rodino Antitrust Improvements Act. Chesapeake will commence the time period of review by a filing to be made today. Additional information will be set forth in a
 Schedule 13D expected to be filed with the Securities and Exchange Commission today. Information in this release is qualified by reference to the information to be included in the Schedule 13D.

 Chesapeake is the largest North American producer of temporary and permanent point-of-purchase displays, the North American leader for colorful, litho- laminated packaging, the premiere European folding carton, leaflet and label supplier, and a local leader in specific U.S. markets for customized, corrugated packaging.

 Chesapeake Corporation, headquartered in Richmond, Va., is primarily engaged in the manufacturing and sale of specialty packaging and merchandising services. Chesapeake has over 40 locations in North America, Europe and Asia. Chesapeake's net sales in 1998 were $950.4 million. Chesapeake's website is http://www.cskcorp.com.

                                   # # #

 This news release, including comments by Thomas H. Johnson, contains forward-looking statements that are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. The accuracy of such statements is subject to a number of risks, uncertainties, and assumptions that may cause Chesapeake's actual results to differ materially from those expressed in the forward-looking statements including, but not limited to: competitive products and pricing; production costs, particularly for raw materials such as corrugated box and display materials; fluctuations in demand; government policies and regulations affecting the environment; interest rates; currency translation movements; Year 2000 compliance issues; and other risks that are detailed from time to time in reports filed by the Company with the Securities and Exchange Commission.

      For media relations, call:              For investor relations, call
      Molly Remes                             William Tolley/Joel Mostrom
      804-697-1110                            804-697-1157/804-697-1147

                        Joele Frank or Andy Brimmer
                         Abernathy MacGregor Frank
                                212-371-5999


      On November 30, 1999, Chesapeake filed a Schedule 13D with the Securities and Exchange Commission ("SEC") disclosing that on November 26, 1999, Chesapeake had entered into a stock purchase agreement (the "Purchase Agreement") to purchase 4,106,440 shares of Common Stock, or approximately 14.9% of the outstanding Shares, from the clients of Ariel Capital Management, Inc. ("Ariel") for $17.25 per Share. In the agreement, Ariel also agreed that, if Chesapeake commenced a public tender offer for the Shares at a price that equaled or exceeded $17.25 per share, then Ariel would use its best efforts as investment adviser to exercise its discretionary authority to cause its clients to (i) tender their shares in such tender offer and (ii) execute proxies or written consents in the form solicited by Chesapeake or any of its affiliates in any proxy or written consent solicitation commenced in connection with such tender offer.

      On December 3, 1999, Chesapeake commenced the Chesapeake Offer and filed preliminary consent solicitation materials with the SEC in connection with its intended solicitation of consents from the stockholders of Shorewood.

      In addition, on December 3, 1999, Chesapeake and Sheffield filed a lawsuit in the Court of Chancery of the State of Delaware against Shorewood and each member of Shorewood's Board of Directors, and filed a separate lawsuit against Shorewood in the United States District Court for the District of Delaware. See "Certain Litigation."

      On December 10, 1999, Shorewood filed preliminary consent revocation materials with the SEC in connection with its intended solicitation of consent revocations from the stockholders of Shorewood.


                           THE CONSENT PROCEDURE

      Article VI, Section 6 of the Amended By-laws establishes orderly procedures for the setting of a record date for consent solicitations.
 This section of the Amended By-laws provides that any stockholder of record of Shorewood seeking to have Shorewood's stockholders authorize or take corporate action by written consent shall, by written notice to Shorewood's Corporate Secretary, request the Board of Directors to fix a record date. The Board of Directors is required, within ten (10) days after the date on which such request is received, to adopt a resolution fixing the record date, which record date shall not be more than ten (10) days after the date upon which the resolution was adopted.

      As of the date hereof, neither Chesapeake nor Sheffield has requested that Shorewood's Board of Directors fix a record date in connection with the Consent Solicitation and, accordingly, no record date has been set. Chesapeake and Sheffield have challenged the validity of Shorewood's By-law provision relating to the fixing of the record date. See "Certain Litigation."

      Under the Delaware General Corporation Law, as amended (the "DGCL"), unless otherwise provided in a corporation's certificate of incorporation, stockholders may act without a meeting, without prior notice and without a vote, if consents in writing setting forth the action to be taken are signed by holders of outstanding shares having not less than the minimum number of votes that would be necessary to authorize or take the action at a meeting at which all shares entitled to vote thereon were present and voted.

      Shorewood's Certificate of Incorporation does not prohibit stockholder action by written consent. The unrevoked consent of the holders of not less than (i) a majority of the outstanding Shares entitled to vote on the record date, once established, must be obtained within the time limits specified herein to adopt Chesapeake Proposals Nos. 2 and 4, and (ii) two-thirds (66 2/3%) of the outstanding Shares entitled to vote on the record date, once established, must be obtained within the time limits specified herein to adopt Chesapeake Proposals 1, 3 and 5. Chesapeake and Sheffield have challenged the validity of Shorewood's By-law which requires the affirmative vote of the holders of two-thirds of Shorewood's outstanding shares to amend the By-laws. See "Certain Litigation."

      Shorewood's By-laws provide that each stockholder shall be entitled to vote each share of stock which has voting rights on the matter in question. Under Delaware law, no written consent is effective to take the action referred to therein unless, within sixty (60) days of the date of the earliest dated consent delivered, written consents signed by the holders of a sufficient number of shares required to take such action are properly
 delivered to the corporation.   Failure to consent to any of the Proposals
 and broker non-votes will have the effect of a vote against those Proposals.

      A stockholder may revoke any previously signed consent by signing, dating and returning a BLUE Consent Revocation Card included with this Consent Revocation Statement. If no direction is made on the Consent Revocation Card with respect to one or more of the Proposals, or if a stockholder marks either the "revoke consent" box or the "abstain" box on the Consent Revocation Card with respect to one or more of those Proposals, all previously executed consents with respect to such Proposals will be revoked. A consent may also be revoked by delivery of a written consent revocation to Shorewood or Chesapeake. STOCKHOLDERS ARE URGED, HOWEVER, TO DELIVER ALL CONSENT REVOCATIONS TO INNISFREE M&A INCORPORATED, THE FIRM ASSISTING SHOREWOOD IN THIS SOLICITATION, AT 501 MADISON AVENUE, 20TH FLOOR, NEW YORK, NEW YORK 10022. Shorewood requests that if a consent revocation is instead delivered to Chesapeake, a copy of the revocation also be delivered to Shorewood, c/o Innisfree M&A Incorporated, at the address set forth above, so that Shorewood will be aware of all revocations. Any consent revocation may itself be revoked at any time by signing, dating and returning to Chesapeake a subsequently dated white Consent Card sent to you by Chesapeake, or by delivery of a written revocation of such consent revocation to Shorewood or Chesapeake.

      If any shares of Common Stock that you owned on the Record Date were held for you in an account with a stock brokerage firm, bank nominee or other similar "street name" holder, you are not entitled to vote such shares directly, but rather must give instructions to the stock brokerage firm, bank nominee or other "street name" holder to grant or revoke consent for the shares held in your name. Accordingly, you should contact the person responsible for your account and direct him or her to execute the enclosed BLUE Consent Revocation Card on your behalf. You are urged to confirm in writing your instructions to the person responsible for your account and provide a copy of those instructions to Shorewood, c/o Innisfree M&A Incorporated, at the address set forth above, so that Shorewood will be aware of your instructions and can attempt to ensure that those instructions are followed.

      You have the right to revoke any consent you may have previously given to Chesapeake. To do so, you need only sign, date and return in the enclosed postage-paid envelope the BLUE Consent Revocation Card which accompanies this Consent Revocation Statement. If you do not indicate a specific vote on the BLUE Consent Revocation Card with respect to one or more of the Chesapeake Proposals, the Consent Revocation Card will be used in accordance with the recommendation of the Board of Directors to revoke any consent with respect to the Proposals.

      If you do not support the Proposals and have not signed Chesapeake's white Consent Card, you may show your opposition to those Proposals by signing, dating and returning the enclosed BLUE Consent Revocation Card. This will better enable Shorewood to keep track of how many stockholders oppose the Proposals.

      Shorewood has retained Innisfree M&A Incorporated to assist in communicating with stockholders in connection with the Chesapeake Consent Solicitation and to assist in our efforts to obtain consent revocations.
 If you have any questions about how to complete or submit your BLUE Consent Revocation Card or any other questions, Innisfree will be pleased to assist you. You may call Innisfree toll-free at (888) 750-5834. Banks and brokers should call collect at (212) 750-5833.


                             CERTAIN LITIGATION

      On December 3, 1999, Chesapeake and Sheffield commenced a lawsuit in the Court of Chancery of the State of Delaware against Shorewood and each of the members of its Board of Directors seeking, among other things, an order (i) declaring that the Board of Directors breached its fiduciary duties by adopting certain amendments to Shorewood's By-laws (the "By-law Amendments"), which amendments, among other things (A) require the affirmative vote of holders of two-thirds (66 2/3%) of the outstanding shares of Common Stock for the stockholders to amend, add to, alter or repeal Shorewood's By-laws or adopt new By-laws for Shorewood (the "Super Majority By-law"), (B) revise the procedure by which the Board of Directors fixes a record date for a solicitation of written consents from Shorewood's stockholders (the "Consent Record Date By-law"), (C) eliminate the ability of 20% of the stockholders to call a meeting of stockholders, (D) provide that only the Chairman and the President of Shorewood can call a meeting of the Board of Directors, (E) provide that only the Board can fill vacancies on the Board between meetings of stockholders, and (F) provide that directors can only be removed from the Board without cause pursuant to
 Section 141(k) of the DGCL, (ii) declaring the Super Majority By-law and the Consent Record Date By-law void, and enjoining the Board of Directors from implementing the Super Majority By-law, the Consent Record Date By-law and the By-law Amendments as a whole, (iii) declaring that failure to redeem the Rights issued pursuant to the Rights Agreement, or to render the Rights inapplicable to the Chesapeake Offer and the proposed merger by Chesapeake (the "Proposed Merger") or to approve the Chesapeake Offer and the Proposed Merger would constitute a breach of the Board of Directors' fiduciary duties under Delaware law, (iv) invalidating the Rights or compelling the Board of Directors to redeem the Rights or render the Rights inapplicable to the Chesapeake Offer and the Proposed Merger, (v) declaring that failure to approve the Chesapeake Offer and the Proposed Merger for purposes of Section 203 of the DGCL would constitute a breach of the Board of Directors' fiduciary duties under Delaware law, (vi) compelling the Board of Directors to approve the Chesapeake Offer and the Proposed Merger for purposes of Section 203 of the DGCL, (vii) enjoining the Board of Directors from taking any other actions designed to impede or which have the effect of impeding the Chesapeake Offer, the Consent Solicitation or the Proposed Merger and declaring that any such actions would constitute a breach of the Board of Directors' fiduciary duties under Delaware law, and
 (viii) enjoining the Board of Directors from taking any other actions to impede, or refuse to recognize the validity of, the Consent Solicitation.

      Also on December 3, 1999, Chesapeake and Sheffield commenced litigation against Shorewood in the United States District Court for the District of Delaware seeking, among other things, a declaratory judgment that Chesapeake and Sheffield have disclosed all information required by, and are otherwise in full compliance with, the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and any other federal securities laws, rules or regulations deemed applicable to the Chesapeake Offer and the Consent Solicitation.

      The Court of Chancery of the State of Delaware has scheduled a trial on certain issues for January 10, 11 and 13, 2000. The scope of issues to be considered at such trial has not yet been determined.

      Shorewood has not yet filed an answer to either of Chesapeake's complaints but intends to vigorously defend against the claims therein.


                             INFORMATION ABOUT
                    THE BOARD OF DIRECTORS OF SHOREWOOD

      The names of the current members of the Shorewood Board of Directors, their ages and certain biographical information about each of them are set forth below.

           Name                          Age      Director Since
           ----                          ---      --------------
           Marc P. Shore                 45            1996
           Howard M. Liebman             57            1996
           Sharon R. Fairley             39            1999
           Leonard J. Verebay            55            1999
           William P. Weidner            54            1993
           R. Timothy O'Donnell          44            1991
           Kevin J. Bannon               47            1992
           Andrew N. Shore               47            1999
           Virginia A. Kamsky            46            1999
           Marc P. Shore

      Marc P. Shore was elected Chairman of the Board and Chief Executive Officer of Shorewood in January 1996 following the passing of his father, Paul B. Shore, the founder of Shorewood. He served as the President of Shorewood from October 1991 until the election of Howard M. Liebman as President in June 1999. Mr. Shore has been employed by Shorewood in various executive capacities since 1982.

 Howard M. Liebman

      Howard M. Liebman joined Shorewood as Executive Vice President and Chief Financial Officer in June 1994. He was elected as a director of Shorewood in January 1996, and was elected as President of Shorewood in June 1999. Mr. Liebman is a Certified Public Accountant.

 Sharon R. Fairley

      Sharon R. Fairley has been employed by Pharmacia & UpJohn since 1998 as Director of Direct to Consumer Communications with responsibility for consumer promotion of pharmaceutical products on a global basis. Prior to joining Pharmacia & UpJohn, Ms. Fairley was Senior Vice President of the Senior Network, Inc. overseeing Shorewood's consumer goods marketing consulting practice. She served in that capacity from June 1995 to August 1998. From February 1993 through June 1995, Ms. Fairley was senior vice president at the DMB&B advertising agency.

 Leonard J. Verebay

      Leonard J. Verebay joined Shorewood as Executive Vice President in October 1998 following the acquisition (the "Queens Transaction") by Shorewood of substantially all of the assets of the Queens Group, Inc. and certain of its affiliates ("Queens"). He was elected as a Class III Director in February 1999. Mr. Verebay served as the President of Queens, a manufacturer of value added packaging for the music, multimedia and consumer product industries, at the time of its acquisition by Shorewood. Mr. Verebay had held such positions since 1979. Mr. Verebay was elected to the Board pursuant to a right granted to Messrs. Leonard J. Verebay and Eric Kaltman under a certain Stockholders' and Registration Rights Agreement dated October 30, 1998 (the "Stockholders' Agreement") to designate one member of the Board. Upon the expiration of Mr. Verebay's term, if either Mr. Verebay or Mr. Kaltman (i) holds at least 400,000 shares of Common Stock (subject to adjustment for stock splits and like events) and (ii) is then either employed by Shorewood or subject to a then effective non-competition restriction, that person will be entitled to be included in management's slate of nominees for election to the Board at the next meeting. If both of them are so qualified, they shall jointly designate one of them to so serve. Further, under the terms of the Stockholders' Agreement, for so long as Messrs. Verebay and Kaltman own in the aggregate at least 800,000 shares of Common Stock (subject to adjustment for stock splits and like events), whichever one of Messrs. Verebay and Kaltman is not then serving on the Board will, provided he meets certain qualification requirements, be entitled to participate in Board meetings as an observer, subject to certain limitations regarding confidentiality. These provisions terminate under various circumstances, including the occurrence of certain types of capital events and "change of control" transactions, as defined in the Agreement.

 William P. Weidner

      William P. Weidner is the President and Chief Operating Officer of Las Vegas Sands, Inc., a developer of hotel and casino properties based in Las Vegas, Nevada. He assumed that position in December 1995. From 1985 until December 1995, he served as the President and Chief Operating Officer of Pratt Hotel Corporation, a worldwide operator and developer of casino and resort properties. He also served as the President of Hollywood Casino-Aurora, Inc., an operator of river boat casinos, from 1992 until December 1995.

 R. Timothy O'Donnell

      R. Timothy O'Donnell is the President of Jefferson Capital Group, Ltd. ("Jefferson Capital"), an investment banking firm located in Richmond, Virginia. He has served in that capacity since August 1989. Previously he served as First Vice President in charge of Leisure and Entertainment Corporate Finance at PaineWebber. He is on the Board of Directors of Global Trade Technologies, MicroMass Communications Inc., The Hobart West Group and The University of Virginia's Health Medical Services Board.

 Kevin J. Bannon

      Kevin J. Bannon is an Executive Vice President and Chief Investment Officer of the Asset Management Sector of The Bank of New York. From April 1979 to the present date, Mr. Bannon has held various management positions with The Bank of New York. He is a Chartered Financial Analyst.

 Andrew N. Shore

      Andrew N. Shore joined Shorewood as General Counsel in June 1996. Mr. Shore was elected Secretary of Shorewood in August 1996 and was appointed a Vice President of Shorewood in November 1996. Prior to joining Shorewood, Mr. Shore practiced law in Los Angeles, California, concentrating in the areas of real estate finance and commercial law. For a period of two years prior to joining Shorewood, Mr. Shore provided legal services to Shorewood. Prior to engaging in private law practice, Mr. Shore served as general counsel of DeAnza Group, Inc., a real estate investment firm. Andrew N. Shore is the brother of Marc P. Shore, Shorewood's Chief Executive Officer and Chairman of the Board.

 Virginia A. Kamsky

      Virginia A. Kamsky is the Founder, Chief Executive Officer and Chairman of Kamsky Associates, Inc., a consulting firm, with offices in both the United States and Beijing, China, which provides advisory services to corporate clients in connection with commercial dealings in China and the Far East. She has served in those capacities since 1980. Ms. Kamsky serves on the Board of Directors and Compensation Committee of Sealed Air Corporation.

 BOARD MEETINGS AND COMMITTEES

      During the fiscal year ended May 1, 1999 ("fiscal year 1999"), the Board of Directors held five meetings, two of which were held by telephone conference call, and the Compensation and Stock Option Committee (the "Compensation Committee") held one meeting. In July 1999, the Audit Committee held a meeting in respect of fiscal year 1999. During fiscal year 1999, each of the directors attended at least 75% of the aggregate of
 (1) the total number of meetings of the Board (held during the period that such director served) and (2) the total number of meetings held by all committees of the Board on which such director served (during the period that he served). Shorewood's directors discharge their responsibilities throughout the year, not only at Board of Directors' and committee meetings, but also through personal meetings and other communications, including telephone contacts with the Chairman and others.

      Shorewood has an Executive Committee which is currently composed of Marc P. Shore, Howard M. Liebman and Kevin J. Bannon. The Executive Committee has the responsibility, between meetings of the Board, to take all actions with respect to the management of Shorewood's business that require action by the Board, except for certain specified matters that by law must be approved by the entire Board. The Executive Committee also coordinates and implements financial and other policies and reviews the status of all operational activities.

      In addition, Shorewood has an Audit Committee which is currently composed of William P. Weidner, R. Timothy O'Donnell and Virginia A. Kamsky, each of whom is not an officer or employee of Shorewood or its subsidiaries. The Audit Committee has the responsibility of recommending Shorewood's outside auditors, reviewing the scope and results of audits, and examining procedures for ensuring compliance with Shorewood's policies on conflicts of interest.

      The Compensation Committee currently consists of William P. Weidner, Kevin J. Bannon and R. Timothy O'Donnell. In addition, during fiscal year 1999, Melvin L. Braun served as an alternate member with respect to any matter in connection with which a regular member is by statute or regulation deemed not to be disinterested. No member or alternate member of the Compensation Committee is a current or former officer or employee of Shorewood or any of its subsidiaries. The Compensation Committee works closely with the Board in establishing and implementing Shorewood's compensation policies and practices. Additionally, it administers Shorewood's bonus and other compensation programs and Shorewood's Incentive Programs under which employees of Shorewood are eligible to receive stock options, restricted stock and other benefits.

      Shorewood does not have a nominating committee.

 DIRECTOR COMPENSATION

      During the fiscal year ended May 1, 1999, each director who was not an officer or an employee of Shorewood (an "Outside Director") received a director's fee of $8,000 per annum plus $2,000 for attendance at each meeting of the Board of Directors and $1,000 for attendance at each meeting of a committee of the Board of Directors, ordinarily excluding Board or committee meetings held by telephone conference call. All directors of Shorewood are also reimbursed for expenses. Under the 1993 Incentive Program (the "1993 Program"), as amended in fiscal year 1997, the full Board of Directors, in its discretion, is authorized to grant to each Outside Director options to purchase shares of Common Stock, at option prices equal to the fair market value of Common Stock on the date of grant. In June 1999, each Outside Director received an option to purchase 4,000 shares of Common Stock pursuant to the 1993 Program on account of services in 1999. The vesting of the options and certain other terms of the options are determined by the full Board of Directors in its discretion.
 Typically, the terms of the options provide that the options are exercisable in full immediately upon the death of the grantee or retirement from the Board by reason of disability or upon a "change of control" of Shorewood (as defined in the 1993 Program). Any unexercised options shall terminate upon the expiration of ten years from the date of grant or, if sooner, two years after the termination of a director for any reason other than cause. If a director is removed for cause, all director options immediately terminate.

 COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

      The Compensation Committee currently consists of Messrs. William P. Weidner, Kevin J. Bannon and R. Timothy O'Donnell. During fiscal year 1999, Melvin L. Braun served as an alternate member of the Compensation Committee. No member of Shorewood's Compensation Committee is a current or former officer or employee of Shorewood or any of its subsidiaries. There are no compensation committee interlocks between Shorewood and any other entities involving any of the executive officers or directors of such other entities.

      Jefferson Capital, of which R. Timothy O'Donnell is the President and a principal stockholder, has served as an investment advisor to Shorewood on various matters. In connection with investment advisory services rendered by Jefferson Capital with respect to the Queens Transaction, Shorewood, in November 1998, paid Jefferson Capital a fee of approximately $1,300,000 and granted Jefferson Capital, effective as of October 30, 1998, a warrant to purchase 50,000 shares of Common Stock at an exercise price of $16 per share. The warrant was exercisable in full upon grant and may be exercised by Jefferson Capital for a period of five years from grant. In connection with the Chesapeake Offer and the related consent solicitation, Shorewood has engaged Jefferson Capital to act as one of its financial advisors. Pursuant to the terms of such engagement, Jefferson Capital will
 receive a fee of approximately $[                ], as well as
 reimbursement for reasonable out-of-pocket expenses. In addition, Shorewood has agreed to indemnify Jefferson Capital for certain liabilities, including liabilities under the federal securities laws, arising out of such engagement. Additional information concerning Jefferson Capital is set forth in Annex B.

      The Bank of New York, of which Kevin J. Bannon is an Executive Vice President, is a participant in Shorewood's lending syndicate. The aggregate amount of The Bank of New York's participation in Shorewood's outstanding borrowings pursuant to credit facilities as at the end of fiscal year 1999 was approximately $25,039,500. The Bank of New York also acts as Shorewood's transfer agent.

 CERTAIN TRANSACTIONS

      In May 1995, Shorewood loaned $2.0 million to Marc P. Shore, the Chairman and Chief Executive Officer of Shorewood. The loan is due on May 4, 2000 and bears interest payable quarterly at the Applicable Federal Rate, as defined, adjusted monthly. Mandatory prepayments of the loan are required if Mr. Shore's compensation exceeds certain specified thresholds. The Compensation Committee waived the required prepayment for 1999. The aggregate principal amount outstanding under this loan as at the end of fiscal year 1999 was $2.0 million.

      In May 1997, Shorewood guaranteed a portion of an $8.5 million loan made by The Chase Manhattan Bank to Marc P. Shore in connection with his purchase of certain real estate. As a result of provisions in the related agreement and payments made by Mr. Shore, the guaranty was terminated in September 1998.

      Bryan Shore Resnick, the sister of Marc P. Shore and Andrew N. Shore, is a travel agent with Reliable Travel, a travel agency which provides travel services to Shorewood. Based upon information provided to Shorewood by Reliable Travel, in fiscal year 1999, Reliable Travel earned approximately $182,500 in commissions, of which approximately $89,500 was paid to Bryan Shore Resnick. Such commissions were earned in the ordinary course of business and, to the best knowledge of Shorewood, the services performed were at terms no less favorable to Shorewood than had the services been provided by an unrelated third party.

      In April 1998, Shorewood loaned $630,000 to Howard M. Liebman, the President and Chief Financial Officer of Shorewood, in connection with his purchase of a new residence. The loan is evidenced by a note which is secured by a first priority mortgage on the property. Shorewood's interest in the mortgage is insured by a title insurance company. The loan bears interest at the rate of 6.5% per annum. Interest is payable annually on August 1 of each year commencing August 1, 1999. The final payment of principal and interest is due August 1, 2013. In addition, Shorewood may accelerate repayment of the loan in the event Mr. Liebman sells the property prior to maturity or ceases to be employed by Shorewood. The aggregate principal amount outstanding under this loan as at the end of fiscal year 1999 was $630,000.

      Effective June 23, 1999, Shorewood loaned $341,145 to Howard M. Liebman in connection with his exercise of stock options to purchase 60,000 shares of Common Stock. (Mr. Liebman paid the equivalent of $358,857 with Common Stock already owned by him as part of the purchase price.) Effective July 26, 1999 Shorewood loaned an additional $316,376 to Howard M. Liebman in connection with his exercise of stock options to purchase 26,736 shares of Common Stock. Both loans bear interest at the rate of 6.5% per annum, commencing as of the respective effective dates of the loans. The principal amounts of and accrued interest on the loans are due and payable October 2, 2000. The loans are collateralized by a pledge of 55,977 shares of Common Stock.

      Effective July 26, 1999 Shorewood loaned $527,316 to Marc P. Shore in connection with his exercise of stock options to purchase 44,562 shares of Common Stock. The loan bears interest at the rate of 6.5% per annum, commencing as of the effective date of the loan. The principal amount of and accrued interest on the loan is due and payable October 2, 2000. The loan is collateralized by a pledge of 44,562 shares of Common Stock.

                      EXECUTIVE OFFICERS OF SHOREWOOD

      The names of the executive officers who are not also directors of Shorewood, their ages and certain information about them are set forth below:
                               Positions           Principal Occupations
                              And Offices          and Employment During
         Name         Age    With Shorewood           Past 5 Years
         ----         ---    --------------        -----------------------
 Charles Kreussling    70  Executive Vice          Mr. Kreussling has been
                           President -             employed by Shorewood
                           Manufacturing           since its inception in
                                                   1966 and has been an
                                                   Executive Vice President
                                                   of Shorewood since 1979.
                                                   Mr. Kreussling is
                                                   responsible for
                                                   Shorewood's overall
                                                   manufacturing and plant
                                                   administration.

 Kennth M Rosenblum    56   Senior Vice            Mr. Rosenblum joined
                            President - Sales,     Shorewood in 1969 as an
                            Home Entertainment     account executive for
                                                   the music industry. From
                                                   1970 until 1993, Mr.
                                                   Rosenblum served as Vice
                                                   President - Sales of
                                                   Shorewood. In 1993, he
                                                   was promoted to Senior
                                                   Vice President - Sales,
                                                   Home Entertainment, and
                                                   he is presently
                                                   responsible for the
                                                   video and computer
                                                   software markets. Mr.
                                                   Rosenblum became an
                                                   executive officer in
                                                   1988.

 William H. Hogan      40   Senior Vice            Mr. Hogan joined
                            President - Finance    Shorewood as Corporate
                                                   Controller in June 1995.
                                                   He was elected Vice
                                                   President - Finance of
                                                   Shorewood in October
                                                   1996 and was promoted to
                                                   Senior Vice President -
                                                   Finance of Shorewood in
                                                   June 1999. Mr. Hogan, a
                                                   Certified Public
                                                   Accountant, was a senior
                                                   manager with the
                                                   accounting firm of Grant
                                                   Thornton, LLP, from 1994
                                                   to 1995. From 1981 until
                                                   1994, Mr. Hogan was
                                                   employed by the
                                                   accounting firm of
                                                   Deloitte & Touche LLP,
                                                   where he was actively
                                                   involved in servicing
                                                   Shorewood. He was a
                                                   senior manager with
                                                   Deloitte & Touche LLP
                                                   from 1989 until 1994.

 Eric Kaltman          56   Executive Vice         Mr. Kaltman joined
                            President              Shorewood as Executive
                                                   Vice President in
                                                   October 1998 following
                                                   the closing of the
                                                   Queens Transaction. Mr.
                                                   Kaltman was serving as
                                                   Vice President and Chief
                                                   Executive Officer of
                                                   Queens at the time of
                                                   its acquisition by
                                                   Shorewood. He held
                                                   various managerial
                                                   positions at Queens for
                                                   more than five years.

 EXECUTIVE OFFICER COMPENSATION

      Summary information with respect to the compensation of Shorewood's chief executive officer and certain other executive officers is set forth in Annex A.


 SECURITY OWNERSHIP

 SECURITY OWNERSHIP OF OFFICERS AND DIRECTORS

      According to information furnished to Shorewood as of December [   ],
 1999, the directors of Shorewood, Shorewood's "named executive officers" (the "Named Executive Officers") within the meaning of Item 402(a)(3) of Regulation S-K, and all directors and executive officers as a group, beneficially owned shares of Common Stock of Shorewood as set forth below. Beneficial ownership has been determined for purposes herein in accordance with Rule 13d-3 of the Exchange Act under which a person is deemed to be the beneficial owner of securities if such person has or shares voting power or investment power in respect of such securities or has the right to acquire beneficial ownership within 60 days.

                                     Number of          Approximate Percentage
                                 Common Shares and          of Outstanding
         Name                    Share Equivalents           Common Shares
         ----                    -----------------      ----------------------
 Marc P. Shore(1)                    4,800,336                  17.36%
 Leonard J. Verebay(2)                 500,120                   1.81%
 Charles Kreussling(3)                 322,377                   1.17%
 R. Timothy O'Donnell(4)               276,118                    1%
 Howard M. Liebman(5)                  260,005                    (6)
 Kenneth M. Rosenblum(7)               123,342                    (6)
 William P. Weidner(8)                  57,000                    (6)
 Kevin J. Bannon(9)                     33,000                    (6)
 Virginia A. Kamsky                      4,500                    (6)
 Andrew N. Shore(10)                   173,552                    (6)
 William H. Hogan(11)                    9,000                    (6)
 Sharon R. Fairley                           0                    (6)
 All directors and
 executive officers as a
 group (12 persons)(12)(13)           6,559,350                 23.72%

 ---------------
 (1)  See "Security Ownership of Other Beneficial Owners-Footnote (1)."

 (2) Includes 500,000 shares held in grantor retained annuity trust. Under the terms of the Stockholders' Agreement, these shares are subject to contractual restrictions on transfer until October 30, 2000, with limited exceptions for certain types of inter-family, estate planning and affiliate transactions. These restrictions terminate in various circumstances, including the occurrence of certain types of capital events and "change of control" transaction.

 (3) Includes 90,000 shares owned by Charles Kreussling's wife, as to which Mr. Kreussling disclaims beneficial ownership. The table does not include 750 shares owned by one of Mr. Kreussling's adult children who shares the same household.

 (4) Includes: (i) 450 shares owned by Mr. O'Donnell's wife as custodian for their three minor children; (ii) 22,231 shares owned by Jefferson Capital (of which Mr. O'Donnell is the President and a principal stockholder); (iii) 87,500 shares which could be acquired on or within 60 days after December [ ], 1999 upon the exercise of warrants granted to Jefferson Capital and (iv) 18,000 shares which could be acquired on or within 60 days after December [ ], 1999 upon the exercise of director options granted to Mr. O'Donnell under Shorewood's Incentive Plans.

 (5)  Includes (i) 94,168 shares which could be acquired on or within sixty
      (60) days after December [   ], 1999 upon the exercise of stock
      options granted under Shorewood's Incentive Plans; (ii) 79,101 shares of restricted stock awarded under Shorewood's Long-Term Incentive Program, all of which are subject to forfeiture and (iii) 55,977 shares that are held by the Company as collateral for a $657,521 loan in connection with the exercise of options.

 (6)  Less than 1%.

 (7)  Includes: (i) 34,060 shares which could be acquired on or within sixty
      (60) days after December [ ], 1999 upon the exercise of stock options granted under Shorewood's Incentive Plans; and (ii) 5,178 shares of restricted stock awarded under Shorewood's Long-Term Incentive Program, all of which are subject to forfeiture.

 (8) Includes: 39,000 shares owned by William P. Weidner's ex-wife, as to which Mr. Weidner disclaims beneficial ownership.

 (9) Includes 18,000 shares which could be acquired on or within 60 days after December [ ], 1999 upon the exercise of director options granted under Shorewood's Incentive Plans.

 (10) Includes: (i) 3,500 shares which could be acquired on or within sixty
      (60) days after December [ ], 1999 upon exercise of stock options granted under Shorewood's Incentive Plans; (ii) 6,000 shares of restricted stock awarded under Shorewood's Long-Term Incentive Program, all of which are subject to forfeiture; and (iii) 650 shares owned by Andrew N. Shore's wife, as to which Mr. Shore disclaims beneficial ownership.

 (11) Shares of restricted stock awarded under [Shorewood's Long-Term Incentive Program, all of which are subject to forfeiture].

 (12) The total number of directors and executive officers of Shorewood includes two executive officers who were not included in the above table.

 (13) Includes 695,181 shares subject to stock options or warrants which could be acquired on or within sixty (60) days after December [ ], 1999 and 184,929 shares of restricted stock awarded pursuant to Shorewood's Long-Term Incentive Program, all of which are subject to forfeiture. Does not include the shares held by Messrs. Melvin L. Braun and Floyd G. Glinert, who, until recently, were Directors of Shorewood. Where more than one person is deemed to be a beneficial owner of any particular shares, such shares have been counted toward the total listed only once.

 SECURITY OWNERSHIP OF OTHER BENEFICIAL OWNERS

      The following table sets forth information with respect to the persons known to Shorewood to beneficially own more than five percent (5%) of the Shares, as of December [ ], 1999:

   Name and Address of              Amount and Nature of           Percentage
    Beneficial Owner                Beneficial Ownership            of Class
   -------------------              --------------------           ----------
 Marc P. Shore(1)                          4,800,336                  17.36%
 c/o Shorewood Packaging
   Corporation
 277 Park Avenue
 New York, New York 10172-0124

 Ariel Capital Management, Inc.(2)         5,590,072                  20.28%
 307 North Michigan Avenue
 Chicago, Illinois 60601

 Chesapeake Corporation (3)                4,106,440                 14.90%
 1021 East Cary Street
 Richmond, Virginia 23218-2350

 Brinson Partners, Inc.(4)                 1,548,722                 5.62%
 209 South LaSalle
 Chicago, Illinois 60604-1295
_________

 (1)  Marc P. Shore is the Chairman and Chief Executive Officer of
      Shorewood.

      The Shares reflected include: (1) 1,000,163 Shares owned outright by Marc P. Shore, of which 85,650 Shares are restricted shares awarded pursuant to Shorewood's Long Term Incentive Program and are subject to forfeiture; (2) 401,953 Shares which could be acquired on or within sixty
 (60) days after December [ ], 1999 upon the exercise of stock options granted under Shorewood's incentive and stock option plans (collectively, the "Incentive Plans"); (3) 589,962 Shares held by a marital trust created under the will of Paul B. Shore for the benefit of his wife (the "Marital Trust") (see discussion below); (4) 2,700,000 Shares held by the Shore Family Partnership, L.P., a California limited partnership (the "Family Partnership") (see discussion below); and (5)108,258 Shares held by a marital trust created for the benefit of the wife of Paul B. Shore.

      The Marital Trust is a testamentary trust for the benefit of Paul B. Shore's wife created under the terms of his will. By the terms of the will, Marc P. Shore has sole decision-making power with respect to all Shares owned by the Marital Trust. The Marital Trust held 3,900 Shares as of December 1, 1999. Marc P. Shore disclaims beneficial ownership with respect to 3,900 of such Shares.

      The Family Partnership is an investment partnership for the benefit of Marc P. Shore and the other children of Paul B. Shore. The Family Partnership terminates on January 1, 2030, subject to earlier termination by operation of law or under the terms of the Limited Partnership Agreement. By virtue of his control over the Shore Family LLC, which is the sole general partner of the Family Partnership, Marc P. Shore has effective decision-making power with respect to all Shares owned by the Family Partnership. The Family Partnership owned 2,700,000 Shares as of December [ ], 1999. Marc P. Shore disclaims beneficial ownership as to 2,459,970 of such Shares.

      As of December [ ], 1999, Marc P. Shore served as co-trustee of a trust (the "Shore Trust") which held 66,300 Shares for the benefit of one other child of Paul B. Shore. As co-trustee, Marc P. Shore shared decision-making authority with respect to any Shares held by the Shore Trust. Marc P. Shore disclaims beneficial ownership of all of such Shares.

 (2)  Represents shares held by investment advisory clients of Ariel.   On
 November 26, 1999, Chesapeake entered into the Purchase Agreement with Ariel pursuant to which Chesapeake agreed to purchase 4,106,440 shares of Shorewood Common Stock (the "Purchased Shares"), or approximately 14.9% of Shorewood's outstanding shares, at a purchase price of $17.25 per share. Pursuant to the Purchase Agreement, Ariel agreed to use its best efforts to exercise its discretionary authority to cause its clients (i) to tender the Purchased Shares in the Chesapeake Offer and (ii) to execute written consents in the form solicited by Chesapeake in the Consent Solicitation. This information is based solely upon the contents of filings made pursuant to Section 13 of the Exchange Act by Ariel.

 (3) See (2) above. This information is based solely upon the contents of filings made pursuant to Section 13 of the Exchange Act by Chesapeake.

 (4) Represents Shares held in managed discretionary accounts for advisory clients which are advised by Brinson Partners, Inc. and/or its parent, UBS AG, Inc. This information is based solely upon the contents of filings made pursuant to Section 13 of the Exchange Act by Brinson Partners, Inc.


SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

      Section 16(a) of the Exchange Act requires Shorewood's executive officers and directors, and persons who own more than ten percent of the Common Stock of Shorewood to file reports of ownership and changes in ownership with the SEC and the exchange on which the Common Stock is listed for trading. Executive officers, directors and more than ten percent stockholders are required by regulations promulgated under the Exchange Act to furnish Shorewood with copies of all Section 16(a) reports filed. Based solely on Shorewood's review of copies of the Section 16(a) reports filed for the fiscal year 1999, Shorewood believes that all reporting requirements applicable to its executive officers, directors, and more than ten percent stockholders were complied with for the fiscal year 1999, except that (i) Jefferson Capital, of which R. Timothy O'Donnell, a member of the Board of Directors, is the President and a principal stockholder, failed to timely file a report in respect of the grant by Shorewood to Jefferson Capital of a warrant to purchase 50,000 shares of Common Stock in October 1998, (ii) Marc P. Shore failed to timely file a report in respect of distributions by the Estate of Paul B. Shore (the "Estate") under Paul
 B. Shore's will of an aggregate of 11,700 shares of Common Stock in December 1998, and (iii) Andrew N. Shore failed to timely file a report in respect of the transfer of 650 shares of Common Stock by the Estate to Mr. Shore's wife in December 1998.


                    SOLICITATION OF CONSENT REVOCATIONS

      Consent revocations may be solicited by mail, telephone, facsimile transmission or other electronic media and in person. Solicitation of consent revocations may be made by directors, officers and regular employees of Shorewood for which they will receive no additional compensation.

      In addition, Shorewood has retained Innisfree to assist in the solicitation of the consent revocations, for which Innisfree will receive a
 fee of $[               ] plus reasonable out-of-pocket expenses.
 Shorewood has also agreed to indemnify Innisfree for certain liabilities in
 connection with this solicitation.  Approximately [    ] persons will be
 employed by Innisfree to solicit stockholders.

      Banks, brokers, custodians, nominees and fiduciaries will be requested to forward solicitation material to beneficial owners of shares of Shorewood common stock. Shorewood will reimburse banks, brokers, custodians, nominees and fiduciaries for their reasonable expenses for sending solicitation material to the beneficial owners.

      The entire cost of soliciting the consent revocations, including, without limitation, costs, if any, relating to advertising, printing, fees of attorneys, financial advisors, proxy solicitors, accountants, public relations, transportation, litigation and related expenses and filing fees, will be borne by Shorewood. Shorewood estimates that total expenditures relating to the Board of Directors' solicitation of the consent revocations
 will be approximately $[                ].  Such costs do not include the
 amount normally expended for a solicitation for an uncontested election of directors or costs represented by salaries and wages of regular employees
 and officers.  Approximately $[                ] has been expended by
 Shorewood to date.


                        ABSENCE OF APPRAISAL RIGHTS

      Under Delaware law, the stockholders of Shorewood are not entitled to appraisal rights in connection with the solicitation of consents with respect to the Proposals.


                      PARTICIPANTS IN THE SOLICITATION

      Under applicable regulations of the SEC, each member of the Board of Directors, certain executive officers and other employees of Shorewood and certain other persons may be deemed to be a "participant" as defined in the instructions to Item 4 of Schedule 14A promulgated under the Exchange Act in Shorewood's solicitation of revocations of consent. The principal occupations and business addresses of each such person are set forth in Annex B. Information about the present ownership by directors and certain executive officers of Shorewood Common Stock is provided in this Consent Revocation Statement and the present ownership of Shorewood's Common Stock by other persons who may be deemed to be participants is listed on Annex B.


                          STOCKHOLDER PROPOSALS

      If a stockholder intends to present a proposal at Shorewood's 2000 Annual Meeting of Stockholders and seeks to have the proposal included in Shorewood's proxy statement and form of proxy relating to that meeting, pursuant to Rule 14a-8 of the Exchange Act, the proposal must be received by Shorewood no later than the close of business on April 29, 2000. Any such proposal must also comply with the other requirements of the proxy
 solicitation rules of the SEC.   Any proposals, as well as any related
 questions, should be directed to the Secretary of Shorewood. In order for stockholder proposals which are made outside of Rule 14a-8 under the Exchange Act to be considered "timely" within the meaning of Rule 14a-4(c) under the Exchange Act, such proposals must be received by Shorewood at its principal executive offices by July 12, 2000. The Amended By-laws require that proposals made outside of Rule 14a-8 under the Exchange Act must be submitted, in accordance with the requirements of the Amended By-laws, not later than July 12, 2000 and not earlier than June 12, 2000.


                                      SHOREWOOD PACKAGING CORPORATION

 December [  ], 1999


                               IMPORTANT

 1. If your shares are registered in your name, please sign, date and mail the enclosed BLUE Consent Revocation Card to Innisfree in the postage-paid envelope provided.

 2.   If you have previously signed and returned a white consent card to
      Chesapeake, you have every right to change your vote.   Only your
      latest dated card will count.   You may revoke any white consent card
      already sent to Chesapeake by signing, dating and mailing the enclosed BLUE Consent Revocation Card in the postage-paid envelope provided.

 3. If your shares are held in the name of a brokerage firm, bank nominee or other institution, only it can sign a BLUE Consent Revocation Card with respect to your shares and only after receiving your specific
      instructions.   Accordingly, please sign, date and mail the enclosed
      BLUE Consent Revocation Card in the postage-paid envelope provided. To ensure that your shares are voted, you should also contact the person responsible for your account and give instructions for a BLUE Consent Revocation Card to be issued representing your shares.

 4. After signing the enclosed BLUE Consent Revocation Card, do not sign or return the white consent card. Do not even use Chesapeake's white consent card to indicate your opposition to the Chesapeake Proposals.

      If you have any questions above giving your revocation of consent or require assistance, please call:

                      INNISFREE M&A INCORPORATED
                    501 MADISON AVENUE, 20TH FLOOR
                       NEW YORK, NEW YORK 10022
                    CALL TOLL FREE: (888) 750-5834
            BANKS & BROKERS CALL COLLECT: (212) 750-5833



                                                                    ANNEX A

                           EXECUTIVE COMPENSATION

      The following summary compensation table sets forth certain information concerning the compensation of the Named Executive Officers for each of the three fiscal years during the period ended May 1, 1999.

                                         SUMMARY COMPENSATION TABLE

                                                      Annual                 Long Term
                                                 Compensation(1)         Compensation Awards
                                              ----------------------   -----------------------
                                                                       Restricted   Options to      All Other
                                                                          Stock     Purchase         Compen-
                                                                          Awards    Shares (4)      sations(5)
 Name and Principal Position      Year*       Salary($)   Bonus($)        ($)(3)       (#)             ($)
 ---------------------------      -----       ---------   --------      ---------   ----------     -------------
 Marc P. Shore                 Fiscal 1999    800,000     1,093,000      825,000      350,000      149,625
   Chairman of the Board,      Fiscal 1998    800,000       302,000          -            -        149,125(6)
   Chief Executive Officer     Fiscal 1997    815,385       450,000(2)       -        269,565      155,520(6)

 Howard M. Liebman             Fiscal 1999    450,000       150,000      481,250      150,000      107,875(7)(8)
   Executive Vice President,   Fiscal 1998    325,000       100,000      497,490          -        214,970(7)(8)
   Chief Financial Officer     Fiscal 1997    331,250       100,000          -         26,737      142,043(7)(8)
   and Director

 Floyd S.  Glinert**           Fiscal 1999    299,988           -            -            -         4,950
   Executive Vice              Fiscal 1998    299,988           -            -            -         5,950
   President - Marketing       Fiscal 1997    305,757           -            -            -        16,938
   and Director

 Charles Kreussling            Fiscal 1999    250,000       125,000          -            -        19,090
   Executive Vice              Fiscal 1998    250,000       125,000          -            -        15,964
   President - Manufacturing   Fiscal 1997    215,385       125,000          -            -        18,449

 Kenneth M.  Rosenblum         Fiscal 1999    175,692       100,000          -         40,000       6,072
   Senior Vice President -     Fiscal 1998    163,366       125,000          -            -         6,179
   Sales                       Fiscal 1997    154,903       100,000          -         43,507       5,895          _________

 -------------
 *    1997 was a 53-week year.

 ** Mr. Glinert resigned as an Executive Officer of Shorewood effective at the end of fiscal year 1999.

 (1) The aggregate amount of perquisites and other personal benefits for each of the Named Executive Officers did not equal or exceed the lesser of either $50,000 or 10% of the total of such individual's base salary and bonus, as reported herein for the applicable fiscal years, and is not reflected in the table.

 (2) In fiscal 1997, Marc P. Shore received a $450,000 bonus. Mr. Shore was entitled to receive a cash bonus in excess of $1.2 million in fiscal 1997 under a bonus plan of Shorewood (the "Bonus Plan") (see "Employment and Consulting Agreements"); however, Mr. Shore waived such bonus and accepted the $450,000 bonus.

 (3) Represents the dollar value on the date of grant of shares of restricted stock awarded by the Compensation Committee to the named recipients under Shorewood's Long-Term Incentive Program ("LTIP").
      The value of the restricted shares reported in this column was calculated by multiplying the closing market price of the Common Stock as reported on the New York Stock Exchange ("NYSE") on the date of grant by the number of restricted shares, without any adjustment for forfeiture or termination contingencies. The restricted stock awards identified in this column consist of the following stock grants: (i) 30,000 shares to Howard M. Liebman on October 30, 1997, (ii) 35,000 shares to Howard M. Liebman on June 8, 1998 and (iii) 60,000 shares to Marc P. Shore on June 8, 1998. These awards are subject to three or four year vesting requirements based on the performance of Shorewood's Common Stock or, alternatively, an eight year employment vesting requirement. Under the terms of the awards, if the grantee's employment terminates prior to vesting, there restricted shares awarded to him will be forfeited. During the vesting period, the grantee may not dispose of, but may vote, the restricted shares and is entitled to receive any dividends paid on such shares.

      In addition, in July 1994 the Compensation Committee awarded restricted stock to certain executives pursuant to the LTIP. Set forth below are the number and value of the aggregate restricted share holdings of each Named Executive Officer as of May 1, 1999. Values were calculated by multiplying the closing price of the Common Stock as reported on NYSE on April 30, 1999 (the last trading day in this fiscal year) by the respective number of shares.

           Name Executive Officer        Shares(#)      Value($)
           ----------------------        ---------      --------
           Marc P. Shore                  85,650        1,691,588
           Howard M. Liebman              79,101        1,562,245
           Kenneth M.  Rosenblum           5,178          102,266

 (4) Stock options are granted under the terms and provisions of Shorewood's Incentive Plans.

 (5) Amounts reported under this column include the dollar value of the following:

                                        Value of Life       Contributions to
                                          Insurance          401(k) Employee
 Name                       Year       Premiums (a)($)     Savings Plan (b)($)
 ----                       ----       ---------------     -------------------
 Marc P. Shore           Fiscal 1999       14,120                  6,500
                         Fiscal 1998       15,170                  6,500
                         Fiscal 1997       19,070                  8,395
 Howard M. Liebman       Fiscal 1999       12,121                  6,975
                         Fiscal 1998       13,501                  4,371
                         Fiscal 1997       13,281                  8,449
 Floyd S.  Glinert       Fiscal 1999          -                    4,950
                         Fiscal 1998          -                    5,950
                         Fiscal 1997       10,538                  6,400
 Charles Kreussling      Fiscal 1999       14,965                  4,125
                         Fiscal 1998       12,214                  3,750
                         Fiscal 1997       11,841                  6,608
 Kenneth M. Rosenblum    Fiscal 1999          -                    6,072
                         Fiscal 1998        1,800                  4,379
                         Fiscal 1997        1,800                  4,095
 __________
 (a) Reflects life-insurance premiums paid by Shorewood on behalf of the Named Executive Officer.

 (b) Reflects contributions to Shorewood's tax-qualified 401(k) Employee Savings Plan that covers all employees who have completed 1,000 hours of service and one year of employment.

 (6) Includes (i) $122,367 paid in fiscal 1999, $120,817 paid in fiscal 1998 and $121,417 paid in fiscal 1997, which represent Shorewood's share of premiums paid in the respective years under a Split Dollar Life Insurance Arrangement for the benefit of Marc P. Shore whereby Shorewood will generally recover in full its share of the premiums upon the cancellation, or purchase by Mr. Shore, of the life insurance policy or the payment of death benefits under the life insurance policy and (ii) $6,638 paid in fiscal 1999, $6,638 paid in fiscal 1998 and in fiscal 1997, which represent disability premiums paid by Shorewood in the respective years on behalf of Marc P. Shore.

 (7) Includes ($1,585) lost in fiscal 1999, $108,114 earned in fiscal 1998, and $30,959 earned in fiscal 1997 by a trust established by Shorewood for Mr. Liebman's benefit, pursuant to which income earned on the trust principal is accumulated for payment to Mr. Liebman upon his
      retirement from Shorewood.   For a description of the trust, see
      "Employment and Consulting Agreements."

 (8) Includes $90,364 paid in fiscal 1999, $88,984 paid in fiscal 1998 and $89,354 paid in fiscal 1997, which represent Shorewood's share of premiums paid in the respective years under a Split Dollar Life Insurance Arrangement for the benefit of Howard M. Liebman whereby Shorewood will generally recover in full its share of the premiums upon the cancellation, or purchase by Mr. Liebman, of the life insurance policy or the payment of death benefits under the life insurance policy.

 OPTION GRANTS TABLE

      The following table provides certain summary information concerning individual grants of stock options made to Named Executive Officers during the fiscal year ended May 1, 1999 under Shorewood's Incentive Plans.
 Except as set forth in the table below, during fiscal year 1999, Shorewood did not grant any stock options under Shorewood's Incentive Plans to any of the Named Executive Officers.

                                                 Individual Grants
                        ------------------------------------------------------------
                                                                                         Potential Realizable
                                                                                           Value at Assumed
                                                                                         Rates of Stock Price
                         Number of      Percent of Total                                   Appreciation for
                           Share        Options Granted                                      Option Term (1)
                         Underlying     to Employees in      Exercise     Expiration    ----------------------
                         Grant (#)      Fiscal Year (%)      Price ($)       Date         5%($)        10%($)
                         ----------     ----------------     ---------    ----------    ---------    ---------
 Marc P. Shore            350,000            42.4%             13.75       6/08/08      3,026,555    7,669,886
 Howard M. Liebman        150,000            18.2%             13.75       6/08/08      1,297,095    3,287,094
 Kenneth M. Rosenblum      40,000             4.8%             13.75       6/08/08        345,892      876,558

 ------------
 (1) Amounts represent hypothetical gains that could be achieved from the exercise of the respective stock options and the subsequent sale of the Common Stock underlying such options if the options were exercised at the end of the option terms. The gains are based upon assumed rates of stock price appreciation of 5% and 10% compounded annually from the date the respective options were granted. The rates of appreciation are mandated by the rules of the Exchange Act and do not represent Shorewood's estimate or projection of the future Common Stock price.

 (2) The stock options reported were awarded pursuant to the 1993 Program at exercise prices equal to the fair market value of the Common Stock on the date of grant. The options vest in specified installments over a five-year period after the grant date and terminate ten years after the grant date, subject to early termination in the event of death or termination of the optionee's employment for any reason. Payment for options exercised may be in cash or shares of Common Stock, the fair market value of which is determined under the 1993 Program.



 AGGREGATED OPTION EXERCISES AND FISCAL YEAR-END OPTION VALUES

      The following table provides certain summary information concerning stock option exercises during the fiscal year ended May 1, 1999 by the Named Executive Officers and the value of unexercised stock options held by the Named Executive Officers as of May 1, 1999.

                                                                                         Value of Unexercised
                          Number of                   Number of Unexercised Options    "In the Money" Options a
                           Shares                       at Fiscal Year End(1) (#)      Fiscal  Year End (2) ($)
                         Acquired on      Value       -----------------------------   ---------------------------
 Name                    Exercise (#)   Realized($)   Exercisable     Unexercisable   Exercisable   Unexercisable
 ----                    ------------   -----------   -----------     -------------   -----------   -------------
 Marc P. Shore                -             -           331,953         376,739         2,626,682      2,330,996
 Howard M. Liebman            -             -           124,168         166,042         1,025,973      1,038,585
 Floyd S.  Glinert            -             -           -0-             -0-             -0-            -0-
 Charles Kreussling           -             -           -0-             -0-             -0-            -0-
 Kenneth M.  Rosenblum     10,856        87,271         18,560          66,104          162,801        468,009

 -----------------
 (1) Represents the aggregate number of stock options held as of May 1, 1999 which could and could not be exercised on that date pursuant to the terms of the stock option agreements related thereto and the Incentive Plans.

 (2) Values were calculated by multiplying (i) the respective number of shares by (ii) the closing market price of the Common Stock as reported on NYSE on April 30, 1999 (the last trading day of the fiscal year) less the exercise price per share, without any adjustment for any termination or vesting contingencies.


 COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

 Overall Policy

      Shorewood's executive compensation program is designed to be closely linked to corporate performance and the total return to stockholders over the long-term. To that end, Shorewood has developed an overall compensation strategy and specific compensation plans which tie executive compensation to Shorewood's success in meeting specified objectives and to appreciation in Shorewood's stock price. The overall objectives are to attract and retain the best possible executive talent, motivate key executives to achieve the goals inherent in Shorewood's business strategy, link executive and stockholder interests through participation in Shorewood's Long-Term Incentive Plan (the "LTIP") and provide a compensation package that recognizes individual contributions as well as overall business results.

      Each year the Compensation Committee conducts a review of Shorewood's executive compensation program. The review includes a comparison of Shorewood's executive compensation, corporate performance, stock price appreciation and total return to stockholders with a peer group of public corporations that represent Shorewood's direct competitors for executive talent. The annual compensation reviews permit an ongoing evaluation of the link between Shorewood's performance and its executive compensation in the context of the compensation programs of other companies. The peer group presently utilized by the Compensation Committee is the Peer Group. See "Stock Performance Graph."

      The Compensation Committee approves the compensation of executive officers of Shorewood, including the individuals whose compensation is detailed in this Proxy Statement. In reviewing the individual performance of the executive officers of Shorewood whose compensation is detailed in this Proxy Statement, the Compensation Committee takes into account the views of Marc P. Shore, the Chairman and Chief Executive Officer of Shorewood, and the other members of the Board of Directors.

      The key elements of Shorewood's executive compensation during the last fiscal year consisted of base salary, an annual bonus and grants of stock options and restricted stock under the LTIP. The Compensation Committee's policies with respect to each of these elements, are discussed below. In addition, while the elements of compensation described below are considered separately, the Compensation Committee takes into account the full compensation package afforded by Shorewood to each individual.

 Tax Deductibility of Executive Compensation Plans

      It is the policy of the Compensation Committee to have the executive compensation plans of Shorewood treated as fully tax deductible under
 Section 162(m) of the Internal Revenue Code of 1986, as amended (the "Code") whenever, in the judgment of the Committee, to do so would be consistent with the business objectives of those plans. All compensation paid during fiscal year 1999 was, in fact, fully tax deductible. The Compensation Committee, however, has granted awards which may not be fully tax deductible, and reserves the right to grant future compensation awards in such amounts as it may deem appropriate in the exercise of its business judgement, notwithstanding whether those awards are fully tax deductible.

 Base Salaries and Annual Bonuses

      Base salaries and annual bonuses for executive officers are determined by evaluating the responsibilities of the position held and the experience of the individual, and by reference to the competitive marketplace for executive talent, including a comparison of base salaries for comparable positions at other companies in the Peer Group. Annual salary adjustments and bonuses, if any, are determined by evaluating the performance of Shorewood and of each executive officer, and by taking into account added responsibilities. The Compensation Committee, where appropriate, also considers non-financial performance measures. These include increases in market share, manufacturing efficiency gains, improvements in product quality and improvements in relations with customers, suppliers and employees. These factors are afforded varying levels of significance by the Committee depending upon the circumstances. All final determinations are subjective.

      In establishing the annual base salary of Marc P. Shore, Shorewood's Chairman and Chief Executive Officer, the Committee also took into account a comparison of base salaries of chief executive officers of the Peer Group, Shorewood's results of operations, the performance of Shorewood's Common Stock and the subjective assessment by the members of the Committee of Mr. Shore's individual performance.

      The Committee has established, with the approval of the Board and the Stockholders, a performance Bonus Plan for the benefit of Marc P. Shore, which is effective through fiscal year 2003. The Bonus Plan provides for the grant of graduated performance bonuses, up to $2.0 million per annum, to Mr. Shore based upon yearly comparisons of Shorewood's earnings from operations plus depreciation and amortization. Bonuses pursuant to the Bonus Plan are payable only if certain pre-established thresholds are met. The Bonus Plan is based solely upon the performance criteria described above. Mr. Shore earned a bonus in the amount of $1,093,000 in respect of fiscal year 1999 under the Bonus Plan. See "Executive Compensation -- Summary Compensation Table." Pursuant to the new five year employment agreement which Shorewood and Mr. Shore entered into on June 8, 1998, Mr. Shore was granted a signing bonus in the aggregate amount of $1,000,000, payable immediately in full but earned ratably over his five year employment period, provided that Mr. Shore continues to be employed with Shorewood at the end of each such year. The full amount of the signing bonus was paid to Mr. Shore in fiscal year 1999. Because Mr. Shore was employed with Shorewood at the end of the first year of his employment term, the ratable portion of the signing bonus for the first year has been earned. See "Employment and Consulting Agreements."

      The Committee may also grant, and has in the past granted, Mr. Shore discretionary bonuses outside of the Bonus Plan and his employment agreement.

 Long Term Incentive Plans

      Pursuant to the 1993 Program, approved by the Stockholders in 1993, the Committee adopted the LTIP which allows various types of awards keyed to corporate performance, including stock options (focus on absolute growth in stockholder value) and restricted shares (focus on relative growth in stockholder value), subject to performance-based contingencies, which are made available in amounts which the Committee determines to be competitive based on the competitive market analyses described above.

 Stock Options

      Under the LTIP and Shorewood's other Incentive Plans, stock options are periodically granted to Shorewood's employees, including executive officers. The Compensation Committee sets guidelines for the size of the stock option awards based on similar factors, including competitive compensation data, as are used to determine base salaries and bonuses, if any. In the event of poor corporate performance, the Compensation Committee can elect not to award stock options. Final determinations are subjective.

      Stock options are designed to align the interests of executives with those of the stockholders. Stock options are granted with an exercise price equal to the market price of the Common Stock on the date of grant and generally vest in increments over a period of four or five years. This approach is designed to incentivize the creation of stockholder value over the long term since the full benefit of the compensation package cannot be realized by the option recipients unless stock price appreciation occurs over a number of years.

 Performance Based Restricted Stock

      Under the LTIP, awards of restricted stock are made preceding a three-year or four-year performance period. The Committee, together with Shorewood's Chief Executive Officer, determine the size of the awards based on the same competitive compensation data as are used to determine base salaries and bonuses. Final determinations are subjective. At the end of the three-year or four-year performance period, some or all of the shares of restricted stock may vest depending upon Shorewood's relative stockholder growth compared to that of the peer group over the same period. The peer group for grants of restricted stock through fiscal year 1998 consisted of the same companies that make up the Peer Group for the stock performance graph. The peer group for grants of restricted stock in fiscal year 1999 consists both of the companies that make up the Peer Group for the stock performance graph plus certain other public companies. The Committee chose to expand the peer group for grants of restricted stock in order to have reference to a wider pool of companies including certain companies not directly competitive with Shorewood. The Committee believes that the expanded peer group for such purposes is more meaningful and instructive. See "Stock Performance Graph." Shares that do not vest, due to relative stockholder performance, will vest at the end of eight years assuming continued employment. Initial grants of restricted stock were made during fiscal year 1995, of which the first performance based vesting opportunity arose in April 1997 and the remaining shares are due to vest in April 2002. Additional grants of restricted stock were made during fiscal years 1998 and 1999 to certain key employees and executives. See "Executive Compensation -- Summary Compensation Table -- Footnote (3)."

      In connection with the extension of Marc P. Shore's employment agreement for a period of five years, and in order to adequately incentivize Mr. Shore for the duration of the employment term extension, the Committee granted Mr. Shore 60,000 shares of restricted Common Stock and stock options to acquire 350,000 shares of Common Stock.

 Bonus Plan

      In July 1995, the Board of Directors approved the Bonus Plan,
 applicable to the Chief Executive Officer Marc P. Shore.   Under the Bonus
 Plan, for each fiscal year of Shorewood through fiscal year 2003, Mr. Shore will be entitled to a graduated bonus (the "Performance Bonus") based upon a comparison of Shorewood's earnings from operations plus depreciation and amortization (the "Performance Measure") in that award year with the
 immediately preceding fiscal year.   The size of the Performance Bonus, if
 any, is tied to the level of Shorewood's performance, as measured by the Performance Measure. The maximum Performance Bonus payable in respect of
 any award year under the Bonus Plan is $2.0 million.   No bonus was payable
 under the terms of the Bonus Plan for 1996.   For fiscal 1997, a bonus of
 approximately $1.2 million would have been earned, had Mr. Shore not
 voluntarily agreed to accept $450,000.   For fiscal 1998, a bonus of
 $302,000 was earned by Mr. Shore.   For fiscal 1999, a bonus of
 approximately $1.1 million was earned by Mr. Shore.

 EMPLOYMENT AND CONSULTING AGREEMENTS

 Marc P. Shore

      Marc P. Shore, Shorewood's Chairman and Chief Executive Officer, and Shorewood entered into a new five-year employment agreement on June 8, 1998, effective as of May 3, 1998. The agreement granted Mr. Shore a signing bonus in the aggregate amount of $1.0 million, payable immediately in full but earned ratably over his five-year employment period, provided that Mr. Shore continues to be employed with Shorewood at the end of each such year. If a "change in control" of Shorewood, as defined in the agreement, occurs at any time during the last two years of the agreement, the term of the agreement will be automatically extended for an additional two years. If Mr. Shore's employment is terminated by Shorewood or Mr. Shore within two years after the occurrence of a "change in control" of Shorewood, as defined in the agreement, Mr. Shore would be entitled to a lump sum payment equal to 2.99 times his average annual compensation during the five calendar years preceding the year of the change in control. In addition, any payments under the agreement would be reduced to the extent necessary to avoid imposition of excise tax on "excess parachute payments." The agreement grants Mr. Shore an annual base salary of $800,000 per annum, subject to periodic increases at the discretion of the Board of Directors. Mr. Shore's annual base salary is currently $800,000. Mr. Shore is also entitled to participate in the Bonus Plan, effective until 2003, pursuant to which he is eligible to receive performance bonuses of up to $2.0 million per covered year if certain pre-established thresholds are met.
 Mr. Shore earned a bonus of $1,093,000 under the Bonus Plan on account of fiscal year 1999. See "Executive Compensation -- Summary Compensation Table" and "Report of the Compensation Committee." The agreement also authorizes Shorewood to grant Mr. Shore discretionary bonuses outside of the scope of the Bonus Plan. The agreement requires Shorewood to maintain term life insurance on the life of Mr. Shore and to carry supplemental disability insurance for his benefit. Simultaneously with the authorization of Mr. Shore's employment agreement by the Board, Shorewood granted to Mr. Shore 60,000 shares of restricted stock and options to acquire 350,000 shares.

 Howard M. Liebman

 Shorewood and Howard M. Liebman entered into a new five-year employment agreement on June 8, 1998, effective as of May 3, 1998. If a "change in control" of Shorewood, as defined in the agreement, occurs at any time during the last two years of the agreement, the term of the agreement will be automatically extended for an additional two years. Pursuant to the employment agreement, Mr. Liebman is entitled to receive an annual base salary of $450,000, subject to periodic increases at the discretion of the Board. Mr. Liebman's annual base salary is currently $450,000. The agreement provides that if Mr. Liebman's employment is terminated by Shorewood or Mr. Liebman within two years after the occurrence of a "change in control" of Shorewood, as defined in the agreement, Mr. Liebman would be entitled to receive a lump sum payment equal to 2.99 times his average annual compensation during the five calendar years preceding the year of the change of control. In addition, any payments under the agreement would be reduced to the extent necessary to avoid imposition of excise tax on "excess parachute payments." Simultaneously with the authorization of Mr. Liebman's employment agreement by the Board, Shorewood granted to Mr. Liebman 35,000 shares of restricted stock and options to purchase 150,000 shares. Shorewood has also established a trust, pursuant to which income earned on the trust principal fund of $300,000 is accumulated for payment to Mr. Liebman upon his retirement from Shorewood, with the principal fund then being returned to Shorewood. However, the assets of the trust are subject to claims of creditors of Shorewood in the event of its insolvency. The trust declined in value by $1,585 in fiscal year 1999.

 Leonard J. Verebay

      In connection with the Queens Transaction, Leonard J. Verebay entered into a three year employment agreement with Shorewood, expiring on December 31, 2001. The Agreement provides for a five year consulting period following the expiration of the initial employment term. Under the agreement, Mr. Verebay is to be employed by Shorewood as an Executive Vice President at a salary of $500,000 per annum, subject to annual increases at the discretion of the Board. Mr. Verebay is also entitled to participate, to the extent eligible, in Company sponsored benefit plans to the same extent as similarly situated executives. During any consultancy period, Mr. Verebay would be entitled to receive a fee of $10,000 per annum and an automobile allowance as well as participation, to the extent eligible, in Shorewood's group family medical insurance plan. The agreement contains customary confidentiality, work-for-hire and non-competition covenants applicable for the duration of all applicable employment and consultancy periods. The agreement is subject to early termination by Shorewood in the case of the death or disability of Mr. Verebay or if he engages in certain types of "objectionable conduct" specified in the agreement. Mr. Verebay may terminate the agreement upon the occurrence of certain types of capital events and "change of control" transactions specified in the agreement.

 Eric Kaltman

      In connection with the Queens Transaction, Eric Kaltman entered into a three year employment agreement with Shorewood to be employed as an Executive Vice President of Shorewood, which agreement is substantially identical to the agreement between Shorewood and Mr. Verebay, as described above.

 Virginia A. Kamsky

      Kamsky Associates, Inc. ("KAI"), of which Virginia A. Kamsky (a director of Shorewood) is the founder, chief executive officer, chairman and principal stockholder, has been advising Shorewood for approximately three years in connection with the establishment of a manufacturing facility for paperboard folding carton packages in Guangzhou, Guandong Province, China (the "China Business"), pursuant to the terms of a consulting agreement dated effective January 1, 1996 (the "KAI Consulting Agreement"). Shorewood pays KAI a consulting fee of $25,000 per month under the KAI Consulting Agreement. Additionally, under the terms of a Profit Participation Agreement between KAI and Shorewood (the "Profit Participation Agreement"), KAI is entitled to receive up to 5% of Shorewood's allocable share (presently 55%) of any "net profits" -- as defined in the agreement -- generated from the operation of the China Business or from any sale of the China Business or Shorewood's interest in the China Business (the "Profit Participation"). Transfer of the Profit Participation is subject to a right of first refusal in favor of Shorewood. KAI may put its Profit Participation rights to Shorewood at any time after three years from the production of the China Business' first commercial product at the then fair market value of such interest, as determined by a mutually agreeable third party appraiser. Under the terms of the Profit Participation Agreement, Shorewood is required to exert its reasonable best efforts to cause Ms. Kamsky to be elected to the Board of Directors or other governing body of the operating entity which manages the China Business.

 R. Timothy O'Donnell

      Shorewood has engaged Jefferson Capital to act as its co-financial advisor in connection with the Chesapeake Offer. R. Timothy O'Donnell, a member of the Board of Directors, is the President and principal stockholder of Jefferson Capital. Additional information concerning Jefferson Capital and its relationship with Shorewood is set forth in "Compensation Committee Interlocks and Insider Participation" and in Annex B.


                            STOCK PERFORMANCE GRAPH

      Set forth below is a line graph comparing the yearly percentage change in Shorewood's cumulative stockholder return on the Common Stock for the last five fiscal years with the cumulative total return during the same period of (i) the Russell 2000 Index and (ii) a peer group selected by the Compensation Committee consisting of: R.R. Donnelley & Sons Co., International Paper Co., Gibraltar Packaging Group, Graphic Industries (and Wallace Computer Services Inc. as successor to Graphic Industries as a result of its acquisition of Graphic Industries on February 13, 1998), Sonoco Products, Co., Union Camp Corporation and Westvaco Corporation (the "Peer Group").

      Shorewood has a 52-53 week fiscal year ending on the Saturday closest to April 30th of each fiscal year. Accordingly, for purposes of the line graph, Shorewood has selected as the "measurement period" the period beginning on May 1, 1994 and ending on May 1, 1999.

      Cumulative total returns are calculated assuming that $100 was invested on May 1, 1994 in each of the Common Stock, the Russell 2000 Index and the Peer Group, and that all dividends were reinvested.



              COMPARISON OF FIVE-YEAR CUMULATIVE TOTAL RETURN

              COMPARISON OF FIVE-YEAR CUMULATIVE TOTAL RETURN
         AMONG SHOREWOOD PACKAGING CORPORATION, RUSSELL 2000 INDEX
                          AND SELECTED PEER GROUP


         INDEXED RETURNS FOR THE FIVE-YEAR PERIOD ENDED MAY 1, 1999

                  SHOREWOOD
PEER GROUP       PACKAGING CORP              RUSSELL 2000 INDEX

'1994'                100                 100                100

'1995'             123.62                 108.62             107.21

'1996'             134.78                 118.96             142.58

'1997'             139.83                 131.02             142.65

'1998'             179.27                 178.86             200.83

'1999'             177.14                 204.29                180


Company Name / Index             1994        1995       1996       1997        1998       1999
Shorewood Packaging             100.00      108.62     118.96     131.02      178.86     204.29
Russell 2000 Index              100.00      107.21     142.58     142.65      200.83     180.00
Peer Group Index                100.00      123.62     134.78     139.83      179.27     177.14



                                                                    ANNEX B


                    INFORMATION CONCERNING THE DIRECTORS
         AND CERTAIN EXECUTIVE OFFICERS AND EMPLOYEES OF SHOREWOOD
                             AND OTHER PERSONS
                WHO MAY ALSO SOLICIT REVOCATIONS OF CONSENTS

      In connection with Shorewood's solicitation of revocations of consents from its stockholders, certain persons may be deemed to be participants in the solicitation.

 DIRECTORS AND EXECUTIVE OFFICERS OF SHOREWOOD

      The following table sets forth the name, principal business address and the present employment or other principal occupation, and the name, principal business and the address of any corporation or other organization in which such employment is carried on, of the directors and executive officers of Shorewood who may be deemed to be participants in the solicitation of revocations of consents. Unless otherwise indicated, the principal occupation refers to such person's position with Shorewood.

 Name                 Business Address                 Principal Occupation
                                                       and Business

 Marc P. Shore        Shorewood Packaging Corporation  Chairman and Chief
                      277 Park Avenue, 30th Floor      Executive Officer.
                      New York, New York  10172

 Howard M. Liebman   Shorewood Packaging Corporation   President and Chief
                     277 Park Avenue, 30th Floor       Financial Officer.
                     New York, New York  10172

 Leonard J. Verebay  Shorewood Packaging Corporation   Executive Vice
                     277 Park Avenue, 30th Floor       President.
                     New York, New York  10172

 Sharon R. Fairley   Pharmacia & UpJohn, Inc.          Director of Direct
                     100 Route 206 North               to Consumer
                     Peapack, New Jersey  07977        Communications,
                                                       Pharmacia & UpJohn,
                                                       Inc. Pharmacia &
                                                       UpJohn is engaged in
                                                       the research,
                                                       development,
                                                       manufacture and sale
                                                       of pharmaceuticals
                                                       and other related
                                                       health care products.

 William P. Weidner  Las Vegas Sands, Inc.             President and Chief
                     3355 Las Vegas Blvd., South       Operating Officer,
                     Las Vegas, Nevada 89109           Las Vegas Sands,
                                                       Inc. Las Vegas Sands
                                                       manages hotel and
                                                       casino properties.

 R. Timothy O'Donnell Jefferson Capital Group, Ltd.    President, Jefferson
                      One James Center                 Capital Group, Ltd.
                      901 East Cary Street             Jefferson Capital is
                      Richmond, Virginia 23219         an investment
                                                       banking firm.

 Kevin J. Bannon     The Bank of New York              Executive Vice
                     One Wall Street                   President and Chief
                     New York, New York 10286          Investment Officer.
                                                       The Bank of New York
                                                       provides financial
                                                       services to
                                                       individuals,
                                                       businesses,
                                                       corporations,
                                                       financial
                                                       institutions,
                                                       governments and
                                                       public agencies.

 Andrew N. Shore     Shorewood Packaging Corporation   Vice President,
                     277 Park Avenue, 30th Floor       Secretary and
                     New York, New York  10172         General Counsel.

 Virginia A. Kamsky  Kamsky Associates, Inc.           Chairman and Chief
                     563 Park Avenue                   Executive Officer,
                     New York, New York 10021          Kamsky Associates,
                                                       Inc. Kamsky
                                                       Associates is a
                                                       consulting firm.

 William H. Hogan    Shorewood Packaging Corporation   Senior Vice President,
                     277 Park Avenue, 30th Floor       Finance.
                     New York, New York  10172


 INFORMATION REGARDING OWNERSHIP OF SHOREWOOD'S SECURITIES BY PARTICIPANTS

      Except as otherwise provided in the Consent Solicitation Statement, none of the persons listed in this Annex B owns any of Shorewood's securities of record but not beneficially. The number of shares of Common Stock held by directors and certain executive officers of Shorewood is set forth in "Security Ownership" on pages __ and __ of this Consent Revocation Statement.

 INFORMATION REGARDING TRANSACTIONS IN SHOREWOOD'S COMMON STOCK BY
 PARTICIPANTS

      The following table sets forth purchases and sales of Shorewood's Common Stock by the participants listed below during the past two years. Unless otherwise indicated, all transactions were consummated in the public market.

 Name                     Transaction Date    Number of Shares
                                             Acquired or (Sold)   Footnote

 Kevin J. Bannon           9/23/99              5,250
 William P. Weidner        3/24/99             (4,100)             (1)
                           3/24/99             (1,900)             (1)
                           3/24/99             (1,500)             (1)
 Marc P. Shore            12/10/97           (100,000)
                          12/31/97            (10,000)
                          02/03/98            (15,000)
                          01/15/99           (200,000)
                          07/06/99             44,562              (4)
                          11/30/99              7,524              (2)
 Andrew N. Shore            1/4/99             (4,500)
                            1/5/99             (5,600)
                            1/6/99             (2,600)
                           1/14/99             (2,300)
                          11/30/99             10,102              (3)
 Howard M. Liebman         1/28/98                150
                           6/23/99             60,000              (4)
                          6//23/99            (20,253)             (5)
                           7/26/99             26,736              (4)
 Leonard J. Verebay       10/30/98            500,000              (6)

_________

 (1)  Transferred to spouse pursuant to Post-Nuptial Agreement dated June 1,
      1999.

 (2)  Transferred to Marc P. Shore from the Estate.

 (3)  Transferred to Andrew N. Shore from the Estate.

 (4)  Exercised options to purchase shares.

 (5)  Sold shares to the Company to pay for the exercise of options.

 (6)  Acquired shares as part of the Queens Transaction.


 INFORMATION REGARDING OTHER PERSONS THAT MAY BE DEEMED TO BE PARTICIPANTS

 Bear Stearns

      Shorewood has engaged Bear, Stearns & Co. Inc. to act as its financial advisor in connection with the Chesapeake Offer, for which Bear
 Stearns will receive approximately $[              ] in fees, as well as
 reimbursement for reasonable out-of-pocket expenses.

      Certain employees of Bear Stearns may also assist in the solicitation of consent revocations, including by communicating in person, by telephone or otherwise with a limited number of institutions, brokers or other persons who are stockholders of Shorewood. However, Bear Stearns does not admit that it or any of its directors, officers, employees or affiliates is a "participant," as defined in Schedule 14A promulgated under the Exchange Act, or that Schedule 14A requires the disclosure of certain information concerning Bear Stearns. Bear Stearns will not receive separate fees for its solicitation activities. Bear Stearns is an investment banking firm.

      In the normal course of business, Bear Stearns may trade securities of Shorewood for its own account and the accounts of its customers and, accordingly, may at any time hold a long or short position in such
 securities.   As of December [   ], 1999, Bear Stearns held a net long
 position of [           ] shares of Common Stock.  In the normal course of
 business, Bear Stearns may finance its securities positions by bank and other borrowings and repurchase and securities borrowing transactions.
 Bear Stearns and certain of its affiliates may have voting and dispositive power with respect to certain shares of Common Stock held in asset management, brokerage and other accounts. Bear Stearns and such affiliates disclaim beneficial ownership of such shares of Common Stock.

      Information with respect to the employees of Bear Stearns who may be deemed "participants" is set forth below. Except as set forth in this Consent Revocation Statement, none of the individuals named below owns any shares of Common Stock or has engaged in any transaction involving such shares during the past two years. The principal business address of Bear Stearns and each of the persons listed below is Bear, Stearns & Co. Inc., 245 Park Avenue, New York, New York 10167.

 Name                                               Title

 Terry Cryan . . . . . . . . . . . . . . . . . . .  Senior Managing Director
 Charles Edelman . . . . . . . . . . . . . . . . .  Senior Managing Director
 Mark A. Van Lith  . . . . . . . . . . . . . . . .  Managing Director
 Karen Duffy . . . . . . . . . . . . . . . . . . .  Vice President

      Pursuant to its engagement letter with Bear Stearns, Shorewood has also agreed to reimburse Bear Stearns for certain reasonable out-of-pocket expenses, including the reasonable fees and disbursements of legal counsel, and to indemnify Bear Stearns and certain related parties from and against certain liabilities, including liabilities under the federal securities laws, arising out of its engagement by Shorewood.

 Jefferson Capital

      Shorewood has also engaged Jefferson Capital to act as its co-financial advisor in connection with the Chesapeake Offer, for which
 Jefferson Capital will receive a fee of approximately $[              ], as
 well as reimbursement for reasonable out-of-pocket expenses.

      Certain employees of Jefferson Capital may also assist in the solicitation of consent revocations, including by communicating in person, by telephone or otherwise with a limited number of institutions, brokers or other persons who are stockholders of Shorewood. However, Jefferson Capital does not admit that it or any of its directors, officers, employees or affiliates is a "participant," as defined in Schedule 14A promulgated under the Exchange Act, or that Schedule 14A requires the disclosure of certain information concerning Jefferson Capital. Jefferson Capital will not receive separate fees for its solicitation activities. Jefferson Capital is an investment banking firm.

      As of December [   ], 1999, Jefferson Capital held in its investment
 account 22,231 shares of Common Stock.

      Information with respect to the employees of Jefferson Capital who may be deemed "participants" is set forth below. Except as set forth in this Consent Revocation Statement, none of the individuals named below owns any shares of Common Stock or has engaged in any transaction involving such shares during the past two years. The principal business address of Jefferson Capital and each of the persons listed below is Jefferson Capital Group, Ltd., One James Center, 901 East Cary Street, Suite 1600, Richmond, Virginia 23219.

 Name                                              Title

 R. Timothy O'Donnell  . . . . . . . . . . .       President
 Louis W. Moelchert  . . . . . . . . . . . .       Vice President

      R. Timothy O'Donnell is the beneficial owner of 276,118 shares of Common Stock. See "Security Ownership--Security Ownership of Officers and Directors." Louis W. Moelchert is the beneficial owner of 1,500 shares of Common Stock.

      Pursuant to its engagement letter with Jefferson Capital, Shorewood has also agreed to reimburse Jefferson Capital for certain reasonable out-of-pocket expenses, including the reasonable fees and disbursements of legal counsel, and to indemnify Jefferson Capital and certain related parties from and against certain liabilities, including liabilities under the federal securities laws, arising out of its engagement by Shorewood.

 MISCELLANEOUS INFORMATION CONCERNING PARTICIPANTS

      Except as described in this Annex B or in the Consent Revocation Statement or in Annex A thereto, none of the persons who may be deemed "participants" as defined in Schedule 14A promulgated under the Exchange Act nor any of their respective affiliates or associates (together, the "Participant Affiliates"), (1) directly or indirectly beneficially owns any shares of Shorewood Common Stock or any securities of any subsidiary of Shorewood or (2) has had any relationship with Shorewood in any capacity other than as a stockholder, employee, officer or director. Furthermore, except as described in this Annex B or in the Consent Revocation Statement or in Annex A thereto, no Participant Affiliate is either a party to any transaction or series of transactions since January 1, 1998, or has knowledge of any currently proposed transaction or series of transactions,
 (1) to which Shorewood or any of its subsidiaries was or is to be a party,
 (2) in which the amount involved exceeds $60,000, and (3) in which any Participant Affiliate had, or will have, a direct or indirect material interest.

      Except for the employment agreements described in the Consent Revocation Statement or as otherwise described therein or in Annex A thereto or in this Annex B, no Participant Affiliate has entered into any agreement or understanding with any person respecting any future employment by Shorewood or its affiliates or any future transactions to which Shorewood or any of its affiliates will or may be a party. Except as described in this Annex B or in the Consent Revocation Statement or in Annex A thereto, there are no contracts, arrangements or understandings by any Participant Affiliate within the past year with any person with respect to Shorewood's securities.

                              PRELIMINARY COPY

               SUBJECT TO COMPLETION, DATED DECEMBER 10, 1999

                      SHOREWOOD PACKAGING CORPORATION

 THIS REVOCATION OF CONSENT IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF SHOREWOOD PACKAGING CORPORATION IN OPPOSITION TO THE CONSENT
 SOLICITATION BY CHESAPEAKE CORPORATION.

      The undersigned, a holder of shares of common stock, par value $0.01 per share, of Shorewood Packaging Corporation ("Shorewood"), is acting with respect to all the shares of common stock of Shorewood held by the undersigned, and hereby revokes any and all consents that the undersigned may have given in respect of the following proposals:

      [X] PLEASE MARK VOTE AS IN THIS EXAMPLE.

      THE BOARD OF DIRECTORS OF SHOREWOOD UNANIMOUSLY RECOMMENDS A "REVOKE CONSENT" ON EACH PROPOSAL SET FORTH BELOW. PLEASE SIGN, DATE AND MAIL THIS CONSENT REVOCATION CARD TODAY.

 1. Proposal made by Chesapeake Corporation ("Chesapeake") to amend Shorewood's By-laws to require all directors to be elected annually.

 [_] REVOKE CONSENT     [_] DO NOT REVOKE CONSENT     [_] ABSTAIN

 2. Proposal made by Chesapeake to remove, without cause, each of the nine current duly-elected members of Shorewood's Board of Directors: Kevin J. Bannon, Sharon R. Fairley, Virginia A. Kamsky, Howard M. Liebman, R. Timothy O'Donnell, Andrew N. Shore, Marc P. Shore, Leonard J. Verebay and William P. Weidner.

 [_] REVOKE CONSENT     [_] DO NOT REVOKE CONSENT     [_] ABSTAIN

      INSTRUCTIONS:  TO REVOKE CONSENT, WITHHOLD REVOCATION OF CONSENT
                     OR ABSTAIN FROM CONSENTING TO THE REMOVAL OF ALL THE PERSONS NAMED IN THE ABOVE PROPOSAL, CHECK THE APPROPRIATE BOX. IF YOU WISH TO REVOKE THE CONSENT TO THE REMOVAL OF CERTAIN OF THE PERSONS NAMED ABOVE, BUT NOT ALL OF THEM, CHECK THE "REVOKE CONSENT" BOX AND WRITE THE NAME OF EACH SUCH PERSON AS TO WHOM YOU DO NOT WISH TO REVOKE CONSENT IN THE FOLLOWING SPACE:
               ______________________________________________

 3. Proposal made by Chesapeake to amend Shorewood's By-laws to fix the number of directors of Shorewood at three.

 [_] REVOKE CONSENT     [_] DO NOT REVOKE CONSENT     [_] ABSTAIN

 4.   Proposal made by Chesapeake to elect each of [              ],[
     ] and [                    ] (the "Nominees") as a member of
 Shorewood's Board of Directors.

 [_] REVOKE CONSENT     [_] DO NOT REVOKE CONSENT     [_] ABSTAIN

      INSTRUCTIONS:  TO REVOKE CONSENT, WITHHOLD REVOCATION OF
                     CONSENT OR ABSTAIN FROM CONSENTING TO THE
                     ELECTION OF ALL THE PERSONS NAMED IN THE ABOVE PROPOSAL, CHECK THE APPROPRIATE BOX. IF YOU WISH TO REVOKE THE CONSENT TO THE ELECTION OF CERTAIN OF THE PERSONS NAMED ABOVE, BUT NOT ALL OF THEM, CHECK THE "REVOKE CONSENT" BOX AND WRITE THE NAME OF EACH SUCH PERSON AS TO WHOM YOU DO NOT WISH TO REVOKE CONSENT IN THE FOLLOWING SPACE:
               ______________________________________________

 5. Proposal made by Chesapeake to repeal each provision of Shorewood's By-laws adopted subsequent to November 22, 1999, and at or prior to the time Chesapeake's Proposals may become effective (other than the proposed amendments set forth in Proposal 1 and Proposal 3 above).

 [_] REVOKE CONSENT     [_] DO NOT REVOKE CONSENT     [_] ABSTAIN

      Note: Chesapeake has imposed the following conditions on the adoption of its Proposals: (i) each of Proposals 3, 4 and 5 is conditioned upon the approval of Proposal 1 and (ii) Proposal 2 is conditioned upon the approval of Proposal 1 and at least one of the Nominees listed in Proposal 4 being elected as a member of the Board of Directors. Chesapeake has stated that none of Proposals 3, 4 and 5 is conditioned upon the approval of any other of Proposals 3, 4 and 5.

      If you have any questions or need assistance, please contact Innisfree M&A Incorporated, which is assisting Shorewood in this
 solicitation of consent revocations.   Call toll free: (888) 750-5834.

 IF NO DIRECTION IS MADE WITH RESPECT TO ONE OR MORE OF THE FOREGOING PROPOSALS, OR IF YOU MARK EITHER THE "REVOKE CONSENT" OR "ABSTAIN" BOX WITH RESPECT TO ONE OR MORE OF THE FOREGOING PROPOSALS, THIS REVOCATION CARD WILL REVOKE ALL PREVIOUSLY EXECUTED CONSENTS WITH RESPECT TO SUCH PROPOSALS.

      Please sign exactly as name appears hereon. If shares are held jointly, each stockholder should sign. When signing as attorney, executor, administrator, trustee, guardian, corporate officer, etc., give full title as such.

                                    Dated:____________________


                                    _________________________
                                    Signature

                                    _________________________
                                    Signature, if held jointly

                                    _________________________
                                    Title of Authority

      PLEASE SIGN, DATE AND MAIL YOUR REVOCATION OF CONSENT PROMPTLY IN THE ENCLOSED POSTAGE-PAID ENVELOPE.